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Exhibit 10.23

$150,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December    , 2007,

by and among

GLOBALSTAR, INC.,
 as Borrower,

the Lenders referred to herein,

and

THERMO FUNDING COMPANY LLC
as Administrative Agent and Lender

i

SECTION 7.2	Survival of Representations and Warranties, Etc	50
ARTICLE VIII FINANCIAL INFORMATION AND NOTICES		50
SECTION 8.1	Financial Statements and Projections	51
SECTION 8.2	Officer's Compliance Certificate; Schedule of Covenant Capital Expenditures; Changes to Business Plan, Financial Projections and Projected Current Capital Expenditures	51
SECTION 8.3	Accountants' Certificate	52
SECTION 8.4	Other Reports	52
SECTION 8.5	Notice of Litigation and Other Matters	53
SECTION 8.6	Notices Concerning Communications Licenses	53
SECTION 8.7	Accuracy of Information	54
ARTICLE IX AFFIRMATIVE COVENANTS		54
SECTION 9.1	Preservation of Corporate Existence and Related Matters	54
SECTION 9.2	Maintenance of Property	54
SECTION 9.3	Insurance	54
SECTION 9.4	Accounting Methods and Financial Records	55
SECTION 9.5	Payment and Performance of Obligations	55
SECTION 9.6	Compliance With Laws and Approvals	56
SECTION 9.7	Environmental Laws	56
SECTION 9.8	Compliance with ERISA	56
SECTION 9.9	Compliance With Agreements	56
SECTION 9.10	Visits and Inspections	56
SECTION 9.11	Additional Subsidiaries; Real Property Collateral	57
SECTION 9.12	Hedging Agreement	59
SECTION 9.13	[Intentionally Omitted]	59
SECTION 9.14	Use of Proceeds	59
SECTION 9.15	[Intentionally Omitted]	59
SECTION 9.16	[Intentionally Omitted]	59
SECTION 9.17	[Intentionally Omitted]	59
SECTION 9.18	Further Assurances	59
ARTICLE X FINANCIAL COVENANTS		59
SECTION 10.1	[Intentionally Omitted]	59
SECTION 10.2	Maximum Covenant Capital Expenditures	59
SECTION 10.3	Minimum Liquidity	60
SECTION 10.4	[Intentionally Omitted.]	60
SECTION 10.5	Maximum Consolidated Senior Secured Leverage Ratio	60
ARTICLE XI NEGATIVE COVENANTS		60
SECTION 11.1	Limitations on Indebtedness	60
SECTION 11.2	Limitations on Liens	62
SECTION 11.3	Limitations on Loans, Advances, Investments and Acquisitions	63
SECTION 11.4	Limitations on Mergers and Liquidation	64
SECTION 11.5	Limitations on Asset Dispositions	65
SECTION 11.6	Limitations on Dividends and Distributions	65
SECTION 11.7	Limitations on Exchange and Issuance of Capital Stock	66
SECTION 11.8	Transactions with Affiliates	66
SECTION 11.9	Certain Accounting Changes; Organizational Documents	66
SECTION 11.10	Amendments; Payments and Prepayments of Subordinated Indebtedness	66
SECTION 11.11	Restrictive Agreements	67

EXHIBITS

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Term Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Officer's Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption
Exhibit H	—	Form of Guaranty Agreement
Exhibit I	—	Form of Collateral Agreement
Exhibit J	—	Form of Reaffirmation Agreement

SCHEDULES

Schedule 7.1(a)	—	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	—	Subsidiaries and Capitalization
Schedule 7.1(i)	—	ERISA Plans
Schedule 7.1(l)	—	Material Contracts
Schedule 7.1(m)	—	Labor and Collective Bargaining Agreements
Schedule 7.1(u)	—	Indebtedness and Guaranty Obligations
Schedule 7.1(v)	—	Litigation
Schedule 7.1(w)	—	Communication Licenses
Schedule 7.1(x)	—	Satellites
Schedule 11.2	—	Existing Liens
Schedule 11.3	—	Existing Loans, Advances and Investments
Schedule 11.3(b)	—	Investment Policy
Schedule 11.8	—	Transactions with Affiliates
Schedule 11.8(v)	—	Incentive Plan

        SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December     , 2007, by and among GLOBALSTAR, INC., a Delaware corporation (the "Borrower"), the lenders who are or may become a party to this Agreement (collectively, the "Lenders") and THERMO FUNDING COMPANY LLC, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

        Pursuant to the Amended and Restated Credit Agreement dated as of August 16, 2006 (as previously amended, restated or modified, the "Existing Facility") by and among the Borrower, the Lenders party thereto (the "Existing Lenders") and Wachovia Investment Holdings, LLC as the administrative agent (the "Prior Administrative Agent"), the Existing Lenders and the Prior Administrative Agent agreed to extend certain credit facilities to the Borrower pursuant to the terms thereof.

        As of the date hereof, all of the rights of the Existing Lenders and the Prior Administrative Agent under the Existing Facility (except their rights under Section 14.3 of the Existing Facility) have been assigned to, and all of the obligations of the Existing Lenders and the Prior Administrative Agent under the Existing Facility have been assumed by, Thermo Funding Company LLC.

        The Borrower has requested, and subject to the terms hereof, the Lenders have agreed to amend and restate the Existing Facility to provide for the modification of certain terms and conditions as set forth herein.

        The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.1    Definitions.    The following terms when used in this Agreement shall have the meanings assigned to them below:

          "Additional Term Loan" has the meaning assigned thereto in Section 4.5.

          "Additional Term Loan Effective Date" means the date, which shall be a Business Day, on or before the Term Loan Maturity Date, but no earlier than thirty (30) days after any Increase Notification Date, on which each of the Increasing Term Lenders make Additional Term Loans to the Borrower pursuant to Section 4.5.

          "Additional Term Loan Limit" means an amount equal to the sum of (a) $250,000,000 plus (b) the aggregate amount of any permanent reductions in the Delayed Draw Term Loan Commitment pursuant to Section 4.4(b)(i) or Section 4.4(b)(ii)(A) plus (c) the aggregate amount of any mandatory prepayments of the outstanding Delayed Draw Term Loan pursuant to Section 4.4(b)(i) or Section 4.4(b)(ii)(B).

          "Adjusted Consolidated EBITDA" means, for any period, Consolidated EBITDA for such period; provided that for purposes of calculating the Consolidated Net Income component of Consolidated EBITDA, revenue attributable to any Liberty Plan shall be deemed to be earned in equal monthly installments over the term of such Liberty Plan, starting with the month in which such Liberty Plan commences, regardless of when such revenue is deemed recognized under GAAP.

          "Adjusted Consolidated EBITDA Reconciliation" means, for any period, a reconciliation statement prepared by the Borrower in a form reasonably acceptable to the Administrative Agent showing a reconciliation of (a) revenues earned from Liberty Plans for such period, as determined in accordance with the definition of Adjusted Consolidated EBITDA to (b) revenues recognized from Liberty Plans for such period, as determined in accordance with GAAP.

          "Administrative Agent" means Thermo Funding Company LLC, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

          "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term "control" means (a) the power to vote ten percent (10)% or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "Agreement" means this Second Amended and Restated Credit Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

          "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

          "Applicable Margin" means (a) with respect to any Delayed Draw Term Loan, 6.00% per annum for LIBOR Rate Loans and 5.00% per annum for Base Rate Loans, (b) with respect to the commitment fee for the Delayed Draw Term Loan Commitment, 2.00%, (c) with respect to the commitment fee for the Revolving Credit Commitment, 0.50% and (d) with respect to any Revolving Credit Loan, the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

		Revolving Credit Loans
Pricing Level	Consolidated Total Leverage Ratio	Applicable Margin (LIBOR Rate Loans)	Applicable Margin (Base Rate Loans)
I	Greater than or equal to 2.50 to 1.00	4.75%	3.75%
II	Greater than or equal to 1.50 to 1.00; but less than 2.50 to 1.00	4.50%	3.50%
III	Less than 1.50 to 1.00	4.25%	3.25%

  The Applicable Margin for Revolving Credit Loans shall be determined and adjusted quarterly on the date (each a "Calculation Date") ten (10) Business Days after receipt by the Administrative Agent of the Officer's Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the Borrower; provided that (a) the initial Applicable Margin shall be based on the Consolidated Total Leverage Ratio shown in the Officer's Compliance Certificate delivered on the Closing Date and calculated as of the last day of the most recent fiscal quarter for which such information is readily available until the first Calculation Date occurring after the Closing Date and thereafter, the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date as set forth in the Officer's Certificate for such

  Calculation Date; provided further that the Applicable Margin shall be adjusted (as necessary) upon the delivery of each Financial Condition Certificate required to be delivered pursuant to Section 6.3(c) and (b) if the Borrower fails to provide the Officer's Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. Subject to the foregoing, the Applicable Margin for Revolving Credit Loans shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit (other than Term Loans) then existing or subsequently made or issued.

          "Approved Fund" means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Asset Disposition" means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term "Asset Disposition" shall not include any Equity Issuance or any Debt Issuance.

          "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

          "Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

          "Base Rate" means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

          "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

          "Borrower" has the meaning assigned thereto in the introductory paragraph hereto.

          "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

          "Capital Expenditures" means with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

          "Capital Lease" means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

          "Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Change in Control" means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall obtain ownership or control in one or more series of transactions of more than twenty-five percent (25)% of the Capital Stock or twenty-five (25)% of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower; provided that such event shall not be a Change in Control if the Permitted Holders then own or control more of the Capital Stock or voting power of the Borrower than such Person or group, or (b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $1,000,000 any "change in control" or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

          "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived as provided in Section 14.2.

          "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

          "Collateral" means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

          "Collateral Agreement" means the collateral agreement dated as of the Original Closing Date, executed by the Credit Parties in favor of the Prior Administrative Agent for the benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified prior to the date hereof, as reaffirmed pursuant to the Reaffirmation Agreement and as amended, restated, supplemented or modified from time to time hereafter.

          "Commitment Percentage" means, as to any Lender, such Lender's Revolving Credit Commitment Percentage, Delayed Draw Term Loan Percentage or Term Loan Percentage, as applicable.

          "Communications Act" shall mean the Communications Act of 1934 (47 U.S.C. 151, et seq.), as amended.

          "Communications Licenses" shall mean (a) the licenses, permits, authorizations or certificates to construct, own, operate or promote the telecommunications business of the Borrower and its Subsidiaries (including, without limitation, the launch and operation of Satellites) as granted by the FCC, and all extensions, additions and renewals thereto or thereof, and (b) the licenses, permits, authorizations or certificates which are necessary or desirable to construct, own, operate or promote the telecommunications business of the Borrower and its Subsidiaries (including, without limitation, the launch and operation of Satellites) as granted by administrative law courts or any other Governmental Authority, and all extensions, additions, and renewals thereto and thereof.

          "Consolidated" means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

          "Consolidated EBITDA" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income: (i) income and franchise taxes, (ii) Consolidated Interest Expense, and (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses (other than from discontinued operations) and any losses on foreign currency transactions, and (v) Transaction Costs (provided that in no event shall the aggregate amount of Transaction Costs relating to the negotiation of any Permitted Acquisitions or Permitted Joint Ventures which are not consummated added back to Net Income during any four (4) consecutive fiscal quarter period exceed $1,000,000) less (c) interest income and any extraordinary gains and any gains on foreign currency transactions. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions and any Asset Dispositions closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

          "Consolidated Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

          "Consolidated Net Income" means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any

  Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary.

          "Consolidated Senior Secured Indebtedness" means as of any date of determination with respect to the Borrower and its Subsidiaries, on a Consolidated basis without duplication, the sum of (a) the Obligations plus (b) all other Indebtedness that ranks pari passu with the Obligations and is secured by a Lien on assets of the Borrower or any Subsidiary thereof.

          "Consolidated Senior Secured Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness on such date to (b) the sum of (i) Adjusted Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date and (ii) the net proceeds received by the Company from any Equity Issuance or capital contribution during such four (4) quarter period or within sixty (60) days thereafter.

          "Consolidated Total Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Adjusted Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

          "Consolidated Total Indebtedness" means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries.

          "Covenant Capital Expenditures" means all Capital Expenditures other than Excluded Capital Expenditures.

          "Credit Facility" means, collectively, the Revolving Credit Facility and the Term Loan Facility.

          "Credit Parties" means, collectively, the Borrower and the Subsidiary Guarantors.

          "Debt Issuance" shall mean the issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries. The term "Debt Issuance" shall not include any Equity Issuance or any Asset Disposition.

          "Debt Rating" means, as of any date of determination, the rating as determined by either S&P or Moody's of the Borrower's senior secured long-term debt.

          "Default" means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

          "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans or the Term Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

          "Delayed Draw Funding Deadline" means August 15, 2009.

          "Delayed Draw Term Loan" means any term loan made, or to be made, to the Borrower by the Lenders pursuant to Section 4.1, and all such term loans collectively as the context requires, but shall not include any of the Additional Term Loans made, or to be made, to the Borrower pursuant to Section 4.5.

          "Delayed Draw Term Loan Commitment" means (a) as to any applicable Lender, the obligation of such Lender to make Delayed Draw Term Loans to the account of the Borrower hereunder in an aggregate principal amount not to exceed the applicable amount set forth opposite such Lender's name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all applicable Lenders, the aggregate commitment of all such Lenders to make Delayed Draw Term Loans hereunder. The Delayed Draw Term Loan Commitment of all Lenders on the Closing Date shall be $100,000,000.

          "Delayed Draw Term Loan Facility" means the term loan facility established pursuant to Section 4.1 and the other applicable provisions of Article IV.

          "Delayed Draw Term Loan Percentage" means, as to any Lender at any time, the ratio of (a) the outstanding principal balance of the Delayed Draw Term Loans held by such Lender to (b) the aggregate outstanding principal balance of the Delayed Draw Term Loans held by all Lenders.

          "Disputes" means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

          "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

          "Domestic Subsidiary" means any Subsidiary organized under the laws of any state of the United States or the District of Columbia, other than GCL Licensee LLC.

          "Earth Station" shall mean any earth station (gateway) licensed for operation by the FCC or by a Governmental Authority outside of the United States that is owned and operated by the Borrower or any of its Subsidiaries.

          "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval in clause (i) or (ii) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries which is not also an Affiliate of a Lender.

          "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained by the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained by the Borrower or any current or former ERISA Affiliate.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

          "Environmental Laws" means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

          "Equity Issuance" means any issuance by the Borrower or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term "Equity Issuance" shall not include any Asset Disposition or any Debt Issuance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

          "ERISA Affiliate" means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

          "Escrow Account" means the escrow account with Société Générale pursuant to the Escrow Agreement.

          "Escrow Agreement" means the escrow agreement among the Borrower, Thales Alenia Space (f/k/a Alcatel Alenia Space France) and Société Générale, S.A. dated December 21, 2006.

          "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

          "Event of Default" means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

          "Excess Cash Flow" means, for any period of determination, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Adjusted Consolidated EBITDA for such period minus (b) the sum of the following: (i) cash taxes and Consolidated Interest Expense paid in cash for such period, (ii) all scheduled principal payments made in respect of Indebtedness during such period, (iii) all Covenant Capital Expenditures made during such period, (iv) (A) non-scheduled principal payments with respect to the Term Loan Facility and (B) prepayments or repayments of the Revolving Credit Loans to the extent in clause (B) that the Revolving Credit Commitment is permanently reduced by an equal amount at the time of such payment, (v) the cash portion of the purchase price and other reasonable acquisition-related costs paid by the Borrower for Permitted Acquisitions and (vi) Transaction Costs during such period (solely to the extent added back to Net Income in the calculation of Adjusted Consolidated EBITDA).

          "Excluded Capital Expenditures" means Capital Expenditures funded (a) with Net Cash Proceeds received in connection (i) with an Insurance and Condemnation Event or an Asset Disposition and reinvested in accordance with Section 4.4(b) or (ii) with an Equity Issuance, or (b) by the issuance of Capital Stock of the Borrower to the seller (or an affiliate thereof) of the related Capital Asset.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.11(a).

          "Existing Facility" shall have the meaning assigned thereto in the statement of purpose.

          "Existing Lenders" shall have the meaning assigned thereto in the statement of purpose.

          "Extensions of Credit" means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (ii) the aggregate principal amount of the Term Loan made by such Lender then outstanding, or (b) the making of any Loan by such Lender, as the context requires.

          "FCC" shall mean the Federal Communications Commission.

          "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

          "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the most recent published rate.

          "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Investment Limitation" means, as of any date of determination, an amount equal to the sum of (a) $25,000,000 less (b) the aggregate amount of Indebtedness permitted pursuant to Section 11.1(e)(iii) outstanding as of such date of determination less (c) the aggregate amount of all investments in Foreign Subsidiaries (valued as of the initial date of such investment without regard to any subsequent changes in value thereof) made after the date of this Agreement and prior to such date of determination pursuant to Section 11.3(a)(ii)(B) less (d) the aggregate amount of all investments (valued as of the initial date of such investment without regard to any subsequent changes in value thereof) in Foreign Subsidiaries (or any entities that would constitute Foreign Subsidiaries if the Borrower or one of its Subsidiaries owned more than fifty percent (50)% of the outstanding Capital Stock of such entity) made after the date of this Agreement and prior to such date of determination pursuant to Section 11.3(c).

          "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

          "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

          "Governmental Approvals" means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

          "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank, or the International Telecommunications Union).

          "Guaranty Agreement" means the unconditional guaranty agreement dated as of the Original Closing Date, executed by the Subsidiary Guarantors in favor of the Prior Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified prior to the date hereof, as reaffirmed pursuant to the Reaffirmation Agreement and as amended, restated, supplemented or modified from time to time hereafter.

          "Guaranty Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed equal to the lesser of the stated or determinable amount of the primary obligation or the maximum liability of the Person giving the Guaranty Obligation.

          "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

          "Hedging Agreement" means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

          "Hedging Obligations" means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person approved by the Administrative Agent.

          "Increase Notification" means the written notice by the Borrower of its desire to increase the Term Loan Commitment pursuant to Section 4.5.

          "Increase Notification Date" means the date on which the Increase Notification is received by the Administrative Agent.

          "Increasing Term Lenders" has the meaning assigned thereto in Section 4.5(b).

          "Indebtedness" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

            (a)   all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

            (b)   all obligations of the Borrower or any of its Subsidiaries to pay the deferred purchase price of property or services, to the extent classified as debt in accordance with GAAP (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except Satellite Vendor Obligations and trade payables arising in the ordinary course of business not more than ninety (90) days past due;

            (c)   the Attributable Indebtedness of the Borrower or any of its Subsidiaries with respect to the obligations of the Borrower or such Subsidiary in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

            (d)   all Indebtedness of any third party secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

            (e)   all Guaranty Obligations of the Borrower or any of its Subsidiaries;

            (f)    all obligations, contingent or otherwise, of the Borrower or any of its Subsidiaries relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker's acceptances issued for the account of the Borrower or any of its Subsidiaries;

            (g)   all obligations of the Borrower or any of its Subsidiaries to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person; and

            (h)   all Net Hedging Obligations.

        For all purposes hereof, the Indebtedness of the Borrower or any of its Subsidiaries shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or the equivalent thereof under the laws of a foreign jurisdiction) in which the Borrower or any of its Subsidiaries is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or any of its Subsidiaries.

          "Indemnified Taxes" means Taxes and Other Taxes other than Excluded Taxes.

          "Initial Delayed Draw Term Loan Funding Date" means a date selected by the Borrower on or after the date on which each condition described in Section 6.3 shall be satisfied or waived in accordance with Section 14.2; provided that in no event shall the Initial Delayed Draw Term Loan Funding Date occur (i) prior to January 2, 2008 or (ii) after the Delayed Draw Funding Deadline.

          "Insurance and Condemnation Event" means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

          "Interest Period" has the meaning assigned thereto in Section 5.1(b).

          "Interest Rate Contract" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

          "ISP98" means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

          "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10.

          "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Extensions of Credit.

          "Letter of Credit" has the meaning assigned thereto in Section 3.1.

          "Liberty Plan" means any pricing plans (whether or not called a Liberty Plan) that allows the subscriber to pre-pay for the service for the entire duration of the contract. For purposes of this Agreement, each renewal, extension, or increase in the pricing of an existing Liberty Plan will constitute a new Liberty Plan.

          "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered to major banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

          "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR ---------------------------------------------- 1.00 - Eurodollar Reserve Percentage

          "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

          "License Subsidiary" shall mean any single purpose Wholly-Owned Subsidiary of the Borrower or of another Subsidiary of the Borrower, the sole business and operations of which single purpose Subsidiary is to hold one or more Communications Licenses.

          "Lien" means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

          "Liquidity" means the sum of (a) unrestricted cash, cash equivalents and marketable securities held by any of the Credit Parties plus (b) the cash collateral pledged in connection with the Hedging Agreement with Wachovia Bank, NA plus (c) the unused portion of the Revolving Credit Commitment or the Delayed Draw Term Loan Commitment, calculated with the aggregate amount of all outstanding Revolving Credit Loans and Delayed Draw Term Loans, as of any date of determination constituting usage of the Revolving Credit Commitment or the Delayed Draw Term Loan Commitment (up to a maximum amount under this clause (c) of $5,000,000); provided that funds held in the Escrow Account will not qualify as unrestricted cash, cash equivalents or marketable securities of the Credit Parties for purposes of the calculation of Liquidity under this Agreement unless such funds constitute Surplus Escrow Funds.

          "Loan Documents" means, collectively, this Agreement, each Note, the Guaranty Agreement, the Security Documents and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

          "Loans" means the collective reference to the Revolving Credit Loans and the Term Loans and "Loan" means any of such Loans.

          "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole or (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party; provided, that existing and future first-generation satellite constellation degradation or failure issues and the effects thereof on the Borrower and its Subsidiaries, taken individually or collectively, shall not constitute a Material Adverse Effect.

          "Material Communications License" shall mean any Communications License, the loss, revocation, modification, non-renewal, suspension or termination of which, could be reasonably expected to have a Material Adverse Effect.

          "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $10,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect but excluding in either case any contract or other agreement that the Borrower or such Subsidiary may terminate on less than ninety (90) days notice without material liability

          "Mortgages" means the collective reference to each mortgage, deed of trust or other real property security document, encumbering all real property now or hereafter owned by the Borrower or any Subsidiary, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by the Borrower or any Subsidiary in favor of the

  Administrative Agent, for the ratable benefit of itself and the Lenders, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

          "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

          "Net Cash Proceeds" means, as applicable, (a) with respect to any Asset Disposition, the gross cash proceeds received by the Borrower or any of its Subsidiaries less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other commissions, fees (including legal and accounting fees) and expenses and similar costs incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale, (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting, placement agents and other commissions, discounts, premiums, fees and expenses incurred in connection therewith and (c) with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the Borrower or any of its Subsidiaries less the sum of (i) all fees and expenses in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) subject to such Insurance and Condemnation Event, which Indebtedness is required to be repaid in connection therewith.

          "Net Hedging Obligations" means, as of any date, the Termination Value of any such Hedging Agreement on such date.

          "New Term Lender" has the meaning assigned thereto in Section 4.5(b).

          "Notes" means the collective reference to the Revolving Credit Notes and the Term Notes.

          "Notice of Account Designation" has the meaning assigned thereto in Section 2.3(b).

          "Notice of Borrowing" has the meaning assigned thereto in Section 2.3(a).

          "Notice of Conversion/Continuation" has the meaning assigned thereto in Section 5.2.

          "Notice of Prepayment" has the meaning assigned thereto in Section 2.4(d).

          "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all Hedging Obligations and (c) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

          "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

          "Officer's Compliance Certificate" means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

          "Operating Lease" means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

          "Original Closing Date" means April 24, 2006.

          "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant" has the meaning assigned thereto in Section 14.10(d).

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained by the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained by the Borrower or any of its current or former ERISA Affiliates.

          "Permitted Acquisition" means any investment by the Borrower, any Subsidiary Guarantor or Globalstar Canada Satellite Co. in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

            (a)   no less than fifteen (15) days prior to the proposed closing date (in the case where the Administrative Agent and the Required Lenders consent is required hereunder) or after the closing date (in the case where no consent is required) of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date (or actual closing date, as applicable) of such acquisition;

            (b)   the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors or equivalent governing body of the Person to be acquired;

            (c)   the Person or business to be acquired shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Section 11.12;

            (d)   if such transaction is a merger or consolidation, the Borrower or a Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

            (e)   the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11;

            (f)    no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;

            (g)   the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed) prior to the consummation of such acquisition if the Permitted Acquisition Consideration for all acquisitions (or series of related acquisitions), together with all other acquisitions consummated during the term of this Agreement exceeds $25,000,000 in the aggregate (excluding any portion of such Permitted Acquisition Consideration consisting of Capital Stock of the Borrower); and

            (h)   the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the acquisition.

          "Permitted Acquisition Consideration" means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company's cash (including investments of the type described in Section 11.3(b)) balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

          "Permitted Acquisition Documents" means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

          "Permitted Holders" means (a) Thermo Capital Partners, LLC and (b) any other entity controlled by or under common control with (i) Thermo Capital Partners, LLC or (ii) James Monroe III, members of his immediate family and entities owned by them or trusts for their benefit.

          "Permitted Joint Venture Investment" means any investment by the Borrower, any Subsidiary Guarantor or Globalstar Canada Satellite Co. in joint ventures and partnerships if each such investment meets all of the following requirements:

            (a)   no less than fifteen (15) days prior to the proposed closing date (in the case where the Administrative Agent and the Required Lenders consent is required hereunder) or after the closing date (in the case where no consent is required) of any such investment of more than $1,000,000, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date (or actual closing date, as applicable) of such investment;

            (b)   such joint venture or partnership shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Section 11.12;

            (c)   the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11;

            (d)   no Event of Default shall have occurred and be continuing both before and after giving effect to such investment;

            (e)   if such investment is as a general partner, such investment shall be made by a Subsidiary that has no assets other than such investment; and in any case, such investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole;

            (f)    the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders prior to the consummation of such investment if the amount (including all cash and non-cash consideration paid by or on behalf of the Borrower and its Subsidiaries in correction with such investment) of such investment (or series of related acquisitions), together with all other investments in joint ventures and partnerships consummated during the term of this Agreement, exceeds $30,000,000 in the aggregate (excluding any portion of such Investment consisting of Capital Stock of the Borrower).

          "Permitted Liens" means the Liens permitted pursuant to Section 11.2.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

          "Prime Rate" means, at any time, the rate of interest per annum published in The Wall Street Journal as the New York Prime Rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.

          "Prior Administrative Agent" shall have the meaning assigned thereto in the statement of purpose.

          "Reaffirmation Agreement" means the Reaffirmation Agreement, of even date herewith, among the Credit Parties and the Administrative Agent (for the ratable benefit of itself and the Lenders), substantially in the form of Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.

          "Register" has the meaning assigned thereto in Section 14.10(c).

          "Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

          "Required Lenders" means, at any date, any combination of Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitment plus (b) the aggregate outstanding principal amount of the Term Loan (provided that, solely for the purposes of this definition, with respect to the Delayed Draw Term Loan, prior to the Delayed Draw Funding Date, the aggregate amount of the Delayed Draw Term Loan Commitment shall be deemed to be "outstanding"); provided that the Revolving Credit Commitment of, Delayed Draw Term Loan Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders."

          "Responsible Officer" means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of a Credit Party or any other officer of a Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

          "Revolving Credit Commitment" means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be $50,000,000.

          "Revolving Credit Commitment Percentage" means, as to any Revolving Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.

          "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II.

          "Revolving Credit Lenders" means Lenders with a Revolving Credit Commitment.

          "Revolving Credit Loan" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

          "Revolving Credit Maturity Date" means the earliest to occur of (a) December 31, 2012, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

          "Revolving Credit Note" means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

          "Sanctioned Entity" shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

          "Sanctioned Person" shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

          "Satellite" shall mean any single geostationary or non-geostationary satellite, or group of substantially identical non-geostationary satellites, owned by, leased to or for which a contract to purchase has been entered into by, the Borrower or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

          "Satellite Agreement" means the agreement between the Borrower and Thales Alenia Space (f/k/a Alcatel Alenia Space France) dated as of November 30, 2006.

          "Satellite Vendor Obligations" means the obligations of the Borrower or any of its Subsidiaries to any Satellite or Satellite launch vendor or Affiliate thereof for the procurement, construction, launch and insurance of all or part of one or more Satellites or Satellite launches for such Satellites or a ground or in orbit spare intended for future use or associated improvements to the ground portion of the network of the Borrower and its Subsidiaries; provided that such obligation (a) is not evidenced by any promissory note and (b) is not secured by any Lien on any asset or property of the Borrower or any Subsidiary thereof other than the asset or personal property which is the subject of such obligation and/or the Escrow Account.

          "Second-Generation Satellites" means the low-earth orbit satellites to be constructed by Thales Alenia Space.

          "Security Documents" means the collective reference to the Collateral Agreement, the Mortgages, the Reaffirmation Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified prior to the date hereof, as reaffirmed pursuant by the Reaffirmation Agreement and as amended, restated, supplemented or modified from time to time hereafter.

          "Solvent" means, as to any Credit Party on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

          "Subordinated Indebtedness" means the collective reference to any Indebtedness of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are reasonably satisfactory to the Administrative Agent.

          "Subsequent Escrow Deposit" means any deposit to the Escrow Account by the Borrower other than the initial deposit on December 21, 2006.

          "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

          "Subsidiary Guarantors" means each direct or indirect Domestic Subsidiary of the Borrower in existence on the Closing Date or which becomes a party to a Guaranty Agreement pursuant to Section 9.11.

          "Super Majority Lenders" means, at any date, any combination of Lenders having more than (a) sixty-six and two-thirds percent (66 2/3%) of the aggregate amount of the Revolving Credit Commitment and (b) sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of the Term Loan (provided that, solely for the purposes of this definition, with respect to the Delayed Draw Term Loan, prior to the Delayed Draw Funding Date, the aggregate amount of the Delayed Draw Term Loan Commitment shall be deemed to be "outstanding"); provided that the Revolving Credit Commitment of, Delayed Draw Term Loan Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lenders."

          "Surplus Escrow Funds" means funds held in the Escrow Account which are available, pursuant to Section 2.1 of the Escrow Agreement, for disbursement to Thales in accordance with the terms of Section 2.1 for the payment of outstanding amounts which become due and payable by the Borrower under the Satellite Agreement.

          "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

          "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          "Term Loan" means all Delayed Draw Term Loans and all Additional Term Loans.

          "Term Loan Lender Addition and Acknowledgement Agreement" shall have the meaning assigned thereto in Section 4.5(d).

          "Term Loan Commitment" means (a) as to any applicable Lender, (i) such Lender's Delayed Draw Term Loan Commitment or (ii) the obligation of such Lender to make a portion of the Additional Term Loans to the Borrower hereunder on the applicable Additional Term Loan Effective Date in an aggregate amount not to exceed the applicable amount set forth opposite such Lender's name on the Register, as such amount may be reduced or otherwise modified at any time as from time to time pursuant to the terms hereof and (b) as to all applicable Lenders, the aggregate commitment of all such Lenders to make the Delayed Draw Term Loan and/or Additional Term Loan hereunder on the Delayed Draw Term Loan Funding Date or the Additional Term Loan Effective Date, as applicable.

          "Term Loan Facility" means the term loan facility established pursuant to Article IV.

          "Term Loan Maturity Date" means the first to occur of (a) December 31, 2012 or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a). All Term Loan Commitments of the Lenders shall automatically and immediately terminate on the Term Loan Maturity Date.

          "Term Loan Percentage" means, as to any Lender, the ratio of (a) the outstanding principal balance of the Term Loan held by such Lender to (b) the aggregate outstanding principal balance of the Term Loan held by all Lenders.

          "Term Note" means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loan made by such Lender, substantially in the form of Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

          "Termination Event" means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a "Reportable Event" described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

          "Termination Value" means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

          "Thales" means Thales Alenia Space, a company organized under the laws of France.

          "Transaction Costs" means all transaction fees, charges and other amounts related to this Credit Facility or any transaction which, if consummated, would be a Permitted Acquisition or Permitted Joint Venture Investment (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), all such transaction fees as approved by the Administrative Agent, such approval not to be unreasonably withheld.

          "UCC" means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

          "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

          "United States" means the United States of America.

          "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors' qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

        SECTION 1.2    Other Definitions and Provisions.    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (d) the word "will" shall be construed to have the same meaning and effect as the word "shall," (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person's successors and assigns, (g) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including," and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        SECTION 1.3    Accounting Terms.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein.

        SECTION 1.4    UCC Terms.    Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.

        SECTION 1.5    Rounding.    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        SECTION 1.6    References to Agreement and Laws.    Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

        SECTION 1.7    Times of Day.    Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II

REVOLVING CREDIT FACILITY

        SECTION 2.1    Revolving Credit Loans.    Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender's Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

        SECTION 2.2    [Intentionally Omitted].

        SECTION 2.3    Procedure for Advances of Revolving Credit Loans.

        (a)    Requests for Borrowing.    The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

        (b)    Disbursement of Revolving Credit Loans.    Not later than 1:00 p.m. on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Revolving Credit Loan.

        SECTION 2.4    Repayment and Prepayment of Revolving Credit Loans.

        (a)    Repayment on Maturity Date.    The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date with all accrued but unpaid interest thereon.

        (b)    Mandatory Prepayments.    If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Revolving Credit Commitment (including, without limitation, as a result of any reduction in the Revolving Credit Commitment pursuant to Section 4.4(b)(vi)), the Borrower agrees to repay immediately, upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied to the principal amount of outstanding Revolving Credit Loans.

        (c)    Excess Proceeds.    If at any time excess proceeds remain after (i) the reduction of the Delayed Draw Term Loan Commitment pursuant to Section 4.4(b)(i) or Section 4.4(b)(vi)(A), (ii) the prepayment of the Delayed Draw Term Loan pursuant to Section 4.4(b)(i) or Section 4.4(b)(vi)(B), (iii) the prepayment of any Additional Term Loan pursuant to Section 4.4(b)(vi)(C) and (iii) the reduction of the Revolving Credit Commitment pursuant to Section 4.4(b)(vi)(D), the Borrower agrees to repay immediately, upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, outstanding Revolving Credit Loans (if any) in an amount equal to such Excess Proceeds (without any corresponding reduction in the aggregate amount of the Revolving Credit Commitment).

        (d)    Optional Prepayments.    The Borrower may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a "Notice of Prepayment") given not later than 11:00 a.m. (i) on the same Business Day as the payment date for each Base Rate Loan and (ii) at least three (3) Business Days before the payment date for each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and $2,500,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

        (e)    Limitation on Prepayment of LIBOR Rate Loans.    The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

        SECTION 2.5    Permanent Reduction of the Revolving Credit Commitment.

        (a)    Voluntary Reduction.    The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

        (b)    Corresponding Payment.    Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans after such reduction to the Revolving Credit Commitment as so reduced. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

        SECTION 2.6    Termination of Revolving Credit Facility.    The Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

        SECTION 3.1    Letters of Credit.    Notwithstanding anything to the contrary herein, so long as no Default or Event of Default has occurred and is continuing, Borrower may cash collaterialize up to $20,000,000 in letters of credit (each a "Letter of Credit") or grant a bank issuing any Letter of Credit security and guarantees on a pari passu basis with the security granted to the Lenders under this Agreement.

ARTICLE IV

TERM LOAN FACILITY

        SECTION 4.1    Delayed Draw Term Loans.    Subject to the terms and conditions of this Agreement, each Lender with a Delayed Draw Term Loan Commitment severally agrees to make Delayed Draw Term Loans to the Borrower from time to time on or after the Initial Delayed Draw Term Loan Funding Date as requested by the Borrower in accordance with the terms of Section 4.2; provided, that (a) the aggregate principal amount of all outstanding Delayed Draw Term Loans (after giving effect to any amount requested) shall not exceed the Delayed Draw Term Loan Commitment and (b) the principal amount of outstanding Delayed Draw Term Loans from any Lender to the Borrower shall not at any time exceed such Lender's Delayed Draw Term Loan Commitment.. If the Initial Delayed Draw Term Loan Funding Date shall not have occurred on or prior to the Delayed Draw Funding Deadline, the Delayed Draw Term Loan Commitment of each applicable Lender shall terminate on the Delayed Draw Funding Deadline.

        SECTION 4.2    Procedure for Advance of Delayed Draw Term Loans.

        (a)    Requests for Borrowing.    The Borrower shall give the Administrative Agent irrevocable Notice of Borrowing not later than 11:00 a.m. on the Initial Delayed Draw Term Loan Funding Date or any subsequent day prior to the Delayed Draw Funding Deadline questing that the Lenders make a Delayed Draw Term Loan as a Base Rate Loan on such date (provided the Borrower may request, no later than three (3) days prior to the Initial Delayed Draw Term Loan Funding Date or any subsequent date of borrowing, that the Lender make a Delayed Draw Term Loan as a LIBOR Rate Loan), specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an aggregate principal amount of $25,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the remaining undrawn amount of the Delayed Draw Term Loan Commitment, (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.

        (b)    Disbursement of Revolving Credit Loans.    Not later than 1:00 p.m. on the Delayed Draw Term Loan Funding Date each applicable Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent's Office in immediately available funds, the amount of such Delayed Draw Term Loan to be made by such Lender on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of a Delayed Draw Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

        SECTION 4.3    Repayment of Term Loans.

        (a)    Delayed Draw Term Loans.    The Borrower hereby agrees to repay the outstanding principal amount of all Delayed Draw Term Loans with all accrued but unpaid interest thereon in full on the Term Loan Maturity Date.

        (b)    Additional Term Loans.    The Borrower shall repay the aggregate outstanding principal amount of the Additional Term Loans (if any) in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing with the first full calendar quarter ending after the Additional Term Loan Effective Date, in the following amounts (which amounts shall be calculated on the Additional Term Loan Effective Date): (i) as of any fiscal quarter end prior to the fiscal quarter ending March 31, 2012, an amount equal to one quarter of one percent (0.250%) of the original principal amount of the Additional Term Loans and (ii) as of any fiscal quarter ending on or after March 31, 2012, equal ratable amounts for each remaining fiscal quarter to the Term Loan Maturity Date in an aggregate amount equal to the sum of (X) the original amount of the Additional Term Loans less (Y) the aggregate amount of all scheduled amortization payments made with respect to the Additional Term Loans (determined as of the Additional Term Loan Effective Date) prior to March 31, 2012 as provided in clause (i) of this Section 4.3(c); provided that such amounts of individual installments may be adjusted pursuant to Section 4.4. If not sooner paid, the Additional Term Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

        SECTION 4.4    Prepayments of Term Loans.

        (a)    Optional Prepayments; Reductions of the Delayed Draw Term Loan Commitment.

          (i)    The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loan, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (A) on the same Business Day as the prepayment of each Base Rate Loan and (B) at least three (3) Business Days before the prepayment of each LIBOR Rate Loan, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $500,000 in excess thereof and shall be applied, first to reduce the outstanding Delayed Draw Term Loans and second to reduce on a pro rata basis, the remaining scheduled principal installments of the Additional Term Loans (if any) pursuant to Section 4.3. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Prepayment.

          (ii)   The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to reduce permanently, without premium or penalty, (A) the entire Delayed Draw Term Loan Commitment at any time or (B) portions of the Delayed Draw Term Loan Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Delayed Draw Term Loan Commitment pursuant to this Section 4.4(a)(ii) shall be applied to the Delayed Draw Term Loan Commitment of each Lender with a Delayed Draw Term Loan Commitment according to its Delayed Draw Term Loan Commitment Percentage. All commitment fees accrued until the effective date of any such reduction of the Delayed Draw Term Loan Commitment shall be paid on the effective date of such reduction.

        (b)    Mandatory Prepayments; Commitment Reductions.

          (i)    Equity Issuances.    The Borrower shall prepay the Delayed Draw Term Loans (or, if applicable, the Delayed Draw Term Loan Commitment shall be permanently reduced) in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds in excess of $200,000,000 from one or a series of Equity Issuances by the Borrower or any of its Subsidiaries other than the exercise price on stock options issued as part of employee compensation. Such prepayment (or commitment reduction, as applicable) shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such transaction. Upon the occurrence of any Equity Issuance (other than any exercise of any stock option), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify each Lender with a Delayed Draw Term Loan Commitment. Each prepayment (or commitment reduction, as applicable) under this clause (i) of this Section 4.4(b) shall be applied as follows: (A) first, if such prepayment occurs prior to the Initial Delayed Draw Term Loan Funding Date, to permanently reduce the unfunded Delayed Draw Term Loan Commitment, (B) second, if such prepayment occurs on or after the Initial Delayed Draw Term Loan Funding Date, to reduce the outstanding Delayed Draw Term Loans, and (C) third to the extent of any further excess, to repay outstanding Revolving Credit Loans (without any corresponding permanent reduction of the Revolving Credit Commitment) pursuant to Section 2.4(c). Amounts prepaid under the Delayed Draw Term Loans pursuant to this clause (i) of this Section 4.4 (b) may not be reborrowed. Each prepayment of the Delayed Draw Term Loans pursuant to this clause (i) of this Section 4.4(b) shall be accompanied by any amount required to be paid pursuant to Section 5.9. Notwithstanding the foregoing, regardless of whether there are amounts outstanding under the Revolving Credit Facility, each Lender having a Delayed Draw Term Loan Commitment or outstanding Delayed Draw Term Loan shall have the right to refuse its pro rata share (based on its respective Commitment Percentage) of any such mandatory prepayment pursuant to this clause (i) of this Section 4.4(b) at which time the remaining amount shall be applied to repay outstanding Revolving Credit Loans (without any corresponding permanent reduction of the Revolving Credit Commitment) pursuant to Section 2.4(c). Any amounts remaining after such repayment (if any) may be retained by the Borrower.

          (ii)    Asset Dispositions.    The Borrower shall prepay the Loans (or, as applicable, the Delayed Draw Term Loan Commitment and/or the Revolving Credit Commitment shall be permanently reduced) in the manner and to the extent set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by the Borrower or any of its Subsidiaries. Such prepayments (or commitment reductions, as applicable) shall be made within three (3) Business Days after receipt of the Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments or commitment reductions shall be required hereunder (A) in connection with such Asset Dispositions yielding less than $500,000 in Net Cash Proceeds or (B) with respect to any such Net Cash Proceeds which are (1) reinvested within one year after receipt of such Net Cash Proceeds by such Person in replacement assets (useful to the business of the Borrower and its Subsidiaries as conducted in accordance with Section 11.12) or (2) committed (as evidenced by a contractual agreement for the purchase or acquisition of assets) within one year after receipt of such Net Cash Proceeds by such Person to be reinvested in the procurement or launch of a Satellite or Satellites acquired or planned to be acquired pursuant to the then current business plan of the Borrower.

          (iii)    Insurance and Condemnation Events.    The Borrower shall prepay the Loans (or, as applicable, the Delayed Draw Term Loan Commitment and/or the Revolving Credit Commitment shall be permanently reduced) in the manner and to the extent set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event and other extraordinary recoveries by the Borrower or any of its Subsidiaries. Such prepayments (or commitment reductions, as applicable) shall be made within three (3) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments or commitment reductions shall be required hereunder (A) in connection with such Insurance and Condemnation Event yielding less than $500,000 in Net Cash Proceeds or (B) with respect to any such Net Cash Proceeds which are (1) reinvested within one year after receipt of such Net Cash Proceeds by such Person in replacement assets (useful to the business of the Borrower and its Subsidiaries as conducted in accordance with Section 11.12) or (2) committed (as evidenced by a contractual agreement for the purchase or acquisition of assets) within one year after receipt of such Net Cash Proceeds by such Credit Party to be reinvested in the procurement or launch of a Satellite or Satellites acquired or planned to be acquired to the then current business plan of the Borrower.

          (iv)    Excess Cash Flow.    No later than one-hundred (100) days after the end of any Fiscal Year (commencing with the Fiscal Year ending December 31, 2010), the Borrower shall make mandatory principal prepayments of the Loans (or, as applicable, the Delayed Draw Term Loan Commitment shall be permanently reduced) in the manner and to the extent set forth in clause (vi) below in an amount equal to (A) seventy-five percent (75%) of Excess Cash Flow when the Consolidated Total Leverage Ratio as of the end of such Fiscal Year equals or exceeds 3.00 to 1.00, (B) fifty percent (50%) of Excess Cash Flow when the Consolidated Total Leverage Ratio as of the end of such Fiscal Year is less than 3.00 to 1.00, but greater than or equal to 2.00 to 1.00, and (C) zero percent (0%) of Excess Cash Flow when the Consolidated Total Leverage Ratio as of the end of such Fiscal Year is less than 2.00 to 1.00.

          (v)    Notice; Manner of Payment.    Upon the occurrence of any event triggering the prepayment requirement under clauses (ii) through and including (iv) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment (or commitment reductions, as applicable) under this Section shall be applied as follows: (A) first, if such prepayment occurs prior to the Initial Delayed Draw Term Loan Funding Date, to permanently reduce the unfunded Delayed Draw Term Loan Commitment, (B) second, if such prepayment occurs on or after the Initial Delayed Draw Term Loan Funding Date, to reduce on a pro rata basis the Delayed Draw Term Loans pursuant to Section 4.3, (C) third, to the extent of any excess, to reduce on a pro rata basis the remaining scheduled principal installments of the Additional Term Loans (if any) pursuant to Section 4.3, (D) fourth, to the extent of any further excess (excluding any prepayment required pursuant to Section 4.4(b)(iv), in which case, this clause (D) shall be skipped and the amount of such required prepayment shall constitute an excess amount subject to application in accordance with the following clause (E)), to permanently reduce the Revolving Credit Commitment until the Revolving Credit Commitment has been reduced to $25,000,000 and (E) fifth, to the extent of any further excess, to repay outstanding Revolving Credit Loans (without any corresponding permanent reduction of the Revolving Credit Commitment), pursuant to Section 2.4(c). Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

          (vi)    Refusal of Payments.    Notwithstanding the foregoing, regardless of whether there are amounts outstanding under the Revolving Credit Facility, each Lender having a Term Loan Commitment or outstanding Term Loans shall have the right to refuse its pro rata share (based on its respective Commitment Percentage) of any such mandatory prepayment at which time the remaining amount shall be applied to the next tranche of the Credit Facility entitled to such mandatory prepayment in accordance with the preceding clause (vi). Any amounts remaining after such repayment or commitment reduction (if any) may be retained by the Borrower.

        SECTION 4.5    Optional Increase In Term Loan Commitment.

        (a)   Subject to the conditions set forth below, the Borrower shall have the option, exercisable on no more than three (3) occasions following the Closing Date until the Term Loan Maturity Date, to incur additional indebtedness under this Agreement in the form of an increase of the Term Loan Commitment by a principal amount of up to (i) the Additional Term Loan Limit less (ii) the aggregate principal amount of any prior increase to the Term Loan Commitment made pursuant to this Section. In the event the Borrower desires to exercise the above-described option, the Borrower shall deliver to the Administrative Agent an Increase Notification pursuant to which the Borrower may request that additional Term Loans be made on the Additional Term Loan Effective Date pursuant to such increase in the Term Loan Commitment (each such additional Term Loan, an "Additional Term Loan", and collectively, the "Additional Term Loans").

        (b)   Each Additional Term Loan shall be obtained from existing Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees, in each case in accordance with this Section. Participation in any Additional Term Loan shall be offered first to each of the existing Lenders; provided that no Lender shall have any obligation to provide any portion of such Additional Term Loans. If the amount of the Additional Term Loans requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Term Loans, then the Borrower may invite other banks, financial institutions and investment funds which meet the requirements of an Eligible Assignee to join this Agreement as Lenders for the portion of such Additional Term Loans not committed to by existing Lenders (each such other bank, financial institution or investment fund, a "New Term Lender" and collectively with the existing Lenders providing increased Term Loan Commitments, the "Increasing Term Lenders"). The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any Additional Term Loan herein or therein; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender and shall otherwise be in accordance with Section 14.2.

        (c)   The following terms and conditions shall apply to each Additional Term Loan: (i) the Additional Term Loans made under this Section shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis; (ii) any New Term Lender making Additional Term Loans shall be entitled to the same voting rights as the existing Lenders under the Term Loan Facility; (iii) the Borrower shall, upon the request of any Increasing Term Lender, execute such Term Loan Notes as are necessary to reflect such Increasing Term Lender's Additional Term Loans; (iv) the Administrative Agent and the Lenders shall have received from the Borrower an Officer's Compliance Certificate in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Additional Term Loan, the Borrower will be in pro forma compliance with the financial covenants set forth in Section 10.2, Section 10.3, and Section 10.5; (v) no Default or Event of Default shall have occurred and be continuing hereunder as of the Additional Term Loan Effective Date or after giving effect to the making of any such Additional Term Loans; (vi) the representations and warranties contained in Article VII and in the other Loan Documents shall be true and correct on and as of the Additional Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date); (vii) the amount of such increase in the Term Loan Commitment and any Additional Term Loans obtained thereunder shall not be less than a minimum principal amount of $10,000,000, or any whole multiple of $5,000,000 in excess thereof, or if less, the maximum amount permitted pursuant to clause (a) above; (viii) the Borrower and each Increasing Term Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Term Loan Lender Addition and Acknowledgement Agreement; and (ix) the Administrative Agent shall have received any documents or information, including any joinder agreements, resolutions, certificates and legal opinions in connection with such increase in the Term Loan Commitment as it may reasonably request.

        (d)   Upon the execution, delivery, acceptance and recording of a written agreement (i) executed by the Borrower and each Increasing Term Lender and (ii) acknowledged by the Administrative Agent and each Subsidiary Guarantor, in form and substance satisfactory to the Administrative Agent (a "Term Loan Lender Addition and Acknowledgement Agreement"), from and after the applicable Additional Term Loan Effective Date, each Increasing Term Lender shall have a Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such a Term Loan Commitment hereunder. The Increasing Term Lenders shall make the Additional Term Loans to the Borrower on the Additional Term Loan Effective Date in an amount equal to each such Increasing Term Lender's commitment in respect of Additional Term Loans as agreed upon pursuant to subsection (b) above.

        (e)   The Administrative Agent shall maintain a copy of each Term Loan Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 14.10(d).

        (f)    Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Term Loan Note or Term Loan Notes of any existing Lender or with respect to any New Term Lender, a new Term Loan Note or Term Loan Notes to the order of the applicable Lenders in amounts equal to the Term Loan Commitment of such Lenders as set forth in the Register. Such new Term Loan Note or Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Term Loan Commitments, shall be dated as of the Additional Term Loan Effective Date and shall otherwise be in substantially the form of the existing Term Loan Notes. Each surrendered Term Loan Note and/or Term Loan Notes shall be canceled and returned to the Borrower.

        (g)   The Applicable Margin and pricing grid, if applicable, for the Additional Term Loans shall be determined on the applicable Additional Term Loan Effective Date; provided that if the all-in-yield, after giving effect to any offering of such proposed Additional Term Loan at a discount from par or any fees paid to the Lenders in connection with such proposed Additional Term Loan (the "All-in-Yield"), exceeds the all-in-yield (as reasonably determined by the Administrative Agent) with respect to the Delayed Draw Term Loans or any existing Additional Term Loan by more than 0.25%, then the Applicable Margin or fees payable by the Borrowers with respect to the Delayed Draw Term Loans and/or such existing Additional Term Loan shall be increased to the extent necessary to cause the All-in-Yield with respect to the Delayed Draw Term Loan and/or such existing Additional Term Loans to be no more than 0.25% less than the All-in-Yield with respect to the proposed Additional Term Loan (the amount of such increase to be determined by the Administrative Agent, in accordance with the foregoing, as of the applicable Additional Term Loan Effective Date).

ARTICLE V

GENERAL LOAN PROVISIONS

        SECTION 5.1    Interest.

        (a)    Interest Rate Options.    Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans and the Term Loan shall bear interest at (i) the Base Rate plus the Applicable Margin or (ii) the LIBOR Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

        (b)    Interest Periods.    In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

          (i)    the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

          (ii)   if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

          (iii)  any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv)  no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and

          (v)   there shall be no more than eight (8) Interest Periods in effect at any time.

        (c)    Default Rate.    Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding

LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

        (d)    Interest Payment and Computation.    Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2007; and interest on each LIBOR Rate Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

        (e)    Maximum Rate.    In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

        SECTION 5.2    Notice and Manner of Conversion or Continuation of Loans.    Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/Continuation") not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

        SECTION 5.3    Fees.

        (a)    Revolving Credit Facility Commitment Fee.    Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin on the daily unused portion of the Revolving Credit Commitment. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2007 and ending on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Lenders' respective Revolving Credit Commitment Percentages.

        (b)    Delayed Draw Term Loan Commitment Fee.    Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders with a Delayed Draw Term Loan Commitment, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Delayed Draw Term Loan Commitment. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the period commencing on the Closing Date and ending on the earlier to occur of (A) the Initial Delayed Draw Term Loan Funding Date and (B) the Delayed Draw Funding Deadline. Such commitment fee shall be distributed by the Administrative Agent to the Lenders with a Delayed Draw Term Loan Commitment pro rata in accordance with such Lenders' respective Delayed Draw Term Loan Percentages.

        SECTION 5.4    Manner of Payment.    Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the applicable Lenders (other than as set forth below) pro rata in accordance with their respective applicable Commitment Percentages, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's applicable Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

        SECTION 5.5    Evidence of Indebtedness; Extensions of Credit.    The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Term Note, as applicable, which shall evidence such Lender's Revolving Credit Loans and/or Term Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

        SECTION 5.6    Adjustments.    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

        (a)   if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

        (b)   the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

        SECTION 5.7    Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.    The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.3(b) and 4.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

        SECTION 5.8    Changed Circumstances.

        (a)    Circumstances Affecting LIBOR Rate Availability.    If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to major banks in the London interbank market for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

        (b)    Laws Affecting LIBOR Rate Availability.    If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

        SECTION 5.9    Indemnity.    The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

        SECTION 5.10    Increased Costs.

        (a)    Increased Costs Generally.    If any Change in Law shall:

          (i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

          (ii)   subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender); or

          (iii)  impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to any such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

        (b)    Capital Requirements.    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

        (c)    Certificates for Reimbursement.    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

        (d)    Delay in Requests.    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

        SECTION 5.11    Taxes.

        (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

        (b)    Payment of Other Taxes by the Borrower.    Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

        (c)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent, each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

        (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)    Status of Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

          (i)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

          (ii)   duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv)  any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

        (f)    Treatment of Certain Refunds.    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or such Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        (g)    Survival.    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.

        SECTION 5.12    Mitigation Obligations; Replacement of Lenders.

        (a)    Designation of a Different Lending Office.    If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)    Replacement of Lenders.    If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

          (i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

          (ii)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

          (iii)  in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter, and

          (iv)  such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        SECTION 5.13    Security.    The Obligations of the Borrower shall be secured as provided in the Security Documents.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

        SECTION 6.1    Closing.    The closing shall take place at the offices of                        . at 10:00 a.m. on December    , 2007, or on such other place, date and time as the parties hereto shall mutually agree.

        SECTION 6.2    Conditions to Closing and Funding of the Initial Extensions of Credit.    The obligation of the Lenders to close this Agreement and to fund the initial Revolving Credit Loans to be made on or after the Closing Date, if any, is subject to the satisfaction of each of the following conditions:

          (a)    Executed Loan Documents.    This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Term Note in favor of each Lender requesting a Term Note, and the Reaffirmation Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

          (b)    Closing Certificates; Etc.    The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

            (i)    Officer's Certificate of the Borrower.    A certificate from a Responsible Officer of the Borrower to the effect that, as of the Closing Date, all representations and warranties of the

    Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects); that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.2 and Section 6.4.

            (ii)    Certificate of Secretary of each Credit Party.    A short-form certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party, certifying that the articles of incorporation or formation and bylaws or other governing document of such Credit Party delivered pursuant to the Existing Facility continue unchanged (or, if applicable, specifying the nature of any changes thereto) and remain in full force and effect as of the date hereof, and certifying that attached thereto is a true, correct and complete copy of (A) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (B) each certificate required to be delivered pursuant to Section 6.2(b)(iii).

            (iii)    Certificates of Good Standing.    Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

            (iv)    Opinions of Counsel.    Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request, including, without limitation, FCC matters.

          (c)    Personal Property Collateral.

            (i)    Filings and Recordings.    The Administrative Agent shall have received all filings and recordations required by the Security Documents that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon, to the extent Liens can be perfected by such filings and recordings.

            (ii)    Pledged Collateral.    The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents.

            (iii)    Lien Search.    The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any material assets of such Credit Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

            (iv)    Hazard and Liability Insurance.    The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

          (d)    Consents; No Injunction, Etc.

            (i)    Governmental and Third Party Approvals.    The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals (including, without limitation, any required approvals, permits and consents of the FCC) necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

            (ii)    No Injunction, Etc.    No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby. The Administrative Agent shall be reasonably satisfied that no proceeding shall be pending or threatened which may result in the loss, revocation, material modification, non-renewal, suspension, or termination of any Material Communications License, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any operations of the Borrower and its Subsidiaries. The Administrative Agent shall be reasonably satisfied that no proceeding shall be pending or threatened which may result in the denial by the FCC of any pending material applications of the Borrower or any Subsidiary thereof, if such denial could reasonably be expected to have a Material Adverse Effect.

          (e)    Financial Matters.

            (i)    Financial Statements.    The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2006, the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2006 and the related audited statements of income and retained earnings and cash flows for the fiscal periods then ended and (B) an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited statements of income and retained earnings and cash flows for the fiscal quarter ended September 30, 2007, in each case, reasonably satisfactory in form to the Administrative Agent.

            (ii)    Financial Projections.    Pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and forecasts prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first eighteen

    (18) months following the Original Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility, in each case, reasonably satisfactory in form to the Administrative Agent.

            (iii)    Financial Condition Certificate.    The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of the other Credit Parties are Solvent, (B) the payables of each Credit Party are current and not past due with immaterial exceptions and subject to any that are being disputed in good faith, (C) attached thereto are calculations for the fiscal quarter ended September 30, 2007, in form and substance satisfactory to the Administrative Agent, evidencing compliance on a pro forma basis with the financial covenants contained in Section 10.2 and Section 10.3, (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries, (E) attached thereto is a calculation of the Applicable Margin and (F) attached thereto is an Adjusted Consolidated EBITDA Reconciliation for the four (4) consecutive fiscal quarter period ending on September 30, 2007.

            (iv)    Payment at Closing.    The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 which are then due and payable and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

          (f)    Miscellaneous.

            (i)    Due Diligence.    The Administrative Agent shall have completed, to its satisfaction, all financial, legal and business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

            (ii)    Repayment of Debt.    All existing Debt of the Borrower and its Subsidiaries, other than any Debt permitted to remain outstanding pursuant to the terms of this Agreement, shall be repaid in full and all credit facilities, security interests and other agreements relating thereto shall have been terminated (or provision for the termination thereof shall have been made) in a manner satisfactory to the Administrative Agent and the Lenders, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

            (iii)    Other Documents.    All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby with respect to the transactions contemplated by this Agreement.

        SECTION 6.3    Conditions to the Delayed Draw Term Loan.    The applicable Lenders shall have no obligation to make a Delayed Draw Term Loan, if any, until the later to occur of (a) January 2, 2008 and (b) the satisfaction of each of the following conditions:

          (a)    Consents; No Injunction, Etc.

            (i)    Governmental and Third Party Approvals.    The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

            (ii)    No Injunction, Etc.    No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby. The Administrative Agent shall be reasonably satisfied that no proceeding shall be pending or threatened which may result in the loss, revocation, material modification, non-renewal, suspension, or termination of any Material Communications License, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any operations of the Borrower and its Subsidiaries. The Administrative Agent shall be reasonably satisfied that no proceeding shall be pending or threatened which may result in the denial by the FCC of any pending material applications of the Borrower or any Subsidiary thereof, if such denial could reasonably be expected to have a Material Adverse Effect.

          (b)    Financial Condition Certificate.    The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (i) the Borrower and each of the other Credit Parties is Solvent, (ii) the payables of the Borrower and each of the other Credit Parties are current and not past due (subject to immaterial exceptions and matters disputed in good faith), (iii) attached thereto are calculations evidencing compliance on a pro forma basis and including the application of the proceeds of the Delayed Draw Term Loan with the financial covenants contained in Section 10.2, Section 10.3 and Section 10.5,(iv) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries, (v) attached thereto is a calculation of the Applicable Margin and (vi) attached thereto is an Adjusted Consolidated EBITDA Reconciliation for the four (4) consecutive fiscal quarter period ending on or immediately prior to the date of such certificate and, with respect to which fiscal quarter end, financial statements are available.

          (c)    Miscellaneous.

            (i)    Notice of Borrowing.    The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Delayed Draw Term Loans are to be disbursed.

            (ii)   Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby with respect to the transactions contemplated by this Agreement.

        SECTION 6.4    Conditions to All Extensions of Credit.    The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

          (a)   Continuation of Representations and Warranties. With respect to the borrowing of any loan (but not the conversion or continuation of any loan), the representations and warranties contained in Article VII shall be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects on and as of such borrowing, issuance or extension date.

          (b)   No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date.

          (c)   Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 4.2 or Section 5.2.

          (d)   Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

        SECTION 7.1    Representations and Warranties.    To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

          (a)   Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are listed on Schedule 7.1(a).

          (b)   Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.1(b). The shareholders of Borrower and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Subsidiaries, except as described on Schedule 7.1(b).

          (c)   Authorization of Agreement, Loan Documents and Borrowing. Each of the Credit Parties has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each of the Credit Parties party thereto, and each such document constitutes the legal, valid and binding obligation of the Credit Parties party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

          (d)   Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Credit Parties of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries where the failure to obtain such Governmental Approval or violation could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the certificate of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person in each case, which could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.

          (e)   Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business as currently conducted, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

          (f)    Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, material state, material local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, material state, material local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, material state, material local and other material taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

          (g)   Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business as currently conducted. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such material rights, and, to Borrower's knowledge, neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

          (h)   Environmental Matters.

            (i)    The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted an unremediated violation of applicable Environmental Laws or (B) could give rise to material liability under applicable Environmental Laws;

            (ii)   To the knowledge of the Borrower and its Subsidiaries, the Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and, at all such times when such properties have been owned or operated by the Borrower or any of its Subsidiaries have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or materially impair the fair saleable value thereof;

            (iii)  Neither the Borrower nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

            (iv)  To the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;

            (v)   No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and

            (vi)  There has been no release, or to the best of the Borrower's knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

          (i)    ERISA.

            (i)    As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);

            (ii)   The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

            (iii)  As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

            (iv)  Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

            (v)   No Termination Event has occurred or is reasonably expected to occur; and

            (vi)  Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

          (j)    Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

          (k)   Government Regulation. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

          (l)    Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

          (m)  Employee Relations. Each of the Borrower and its Subsidiaries has a work force in place adequate to conduct its business as currently conducted and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

          (n)   Burdensome Provisions. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

          (o)   Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.2(e)(i)(A) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than the absence of footnotes and customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements delivered pursuant to Section 6.2(e)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments.

          (p)   No Material Adverse Change. Since September 30, 2007, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

          (q)   Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, each of the Credit Parties will be Solvent.

          (r)   Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary to the conduct of its business as currently conducted and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the Consolidated balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.2(e), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to the dates of such balance sheets which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

          (s)   Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Subsidiary operates; provided that neither the Borrower nor any of its Subsidiaries shall be required to obtain any insurance protection against the risk of loss of any in-orbit Satellite or any business interruption insurance in addition to or providing a broader scope of coverage than is maintained by the Borrower and its Subsidiaries as of the Closing Date.

          (t)    Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens. Neither the Borrower nor any Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.

          (u)   Indebtedness and Guaranty Obligations. Schedule 7.1(u) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $1,000,000. The Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.

          (v)   Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.1(v), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any transaction contemplated hereby.

          (w)  Communications Licenses.

            (i)    Schedule 7.1(w) accurately and completely lists, as of the date hereof, for the Borrower and each of its Subsidiaries, all Material Communications Licenses (and the expiration dates thereof) granted or assigned to the Borrower or any Subsidiary, including, without limitation, for (A) each Satellite owned by the Borrower or any of its Subsidiaries, all space station licenses or authorizations, including placement on the FCC's "Permitted Space Station List," for operation of Satellites with C-band or Ku-band transponders issued or granted by the FCC to the Borrower or any of its Subsidiaries and (B) for each Earth Station of the Borrower and its Subsidiaries.

            (ii)   The Communications Licenses listed on Schedule 7.1(w) include all material authorizations, licenses, and permits issued by the FCC or any other Governmental Authority that are required or necessary for the operation and the conduct of the business of the Borrower and its Subsidiaries, as now conducted or proposed to be conducted. Each Communications License listed on Schedule 7.1(w) is issued in the name of the Subsidiary indicated on such schedule.

            (iii)  Each Material Communications License is in full force and effect. The Borrower has no knowledge of any condition imposed by the FCC or any other Governmental Authority as part of any Communications License which is neither set forth on the face thereof as issued by the FCC or any other Governmental Authority nor contained in the rules and regulations of the FCC or any other Governmental Authority applicable generally to telecommunications activities of the type, nature, class or location of the activities in question. Each applicable location of the Borrower or any of its Subsidiaries has been and is being operated in all material respects in accordance with the terms and conditions of the Communications License applicable to it and Applicable Law, including but not limited to the Communications Act and the rules and regulations issued thereunder.

            (iv)  No proceedings are pending or, to the Borrower's knowledge, are threatened which may result in the loss, revocation, modification, non-renewal, suspension or termination of any Communications License, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC or any other Governmental Authority with respect to any operations of the Borrower and its Subsidiaries, which in any case could reasonably be expected to have a Material Adverse Effect

            (v)   All reports, applications and other documents required to be filed by the Borrower or any of its Subsidiaries with the FCC or any other Governmental Authority have been timely filed, and all such reports, applications and documents are true, correct and complete in all respects, except where the failure to make such timely filing or any inaccuracy therein could not reasonably be expected to have a Material Adverse Effect, and the Borrower has no knowledge of any matters which could reasonably be expected to result in the loss, revocation, modification, non-renewal, suspension or termination of any Communications License or the imposition on the Borrower of any fines or forfeitures by the FCC or any other Governmental Authority, or which could reasonably be expected to result in a revocation, rescission, reversal or modification of any applicable authorization of the Borrower and its Subsidiaries to operate as currently authorized under Applicable Law, including but not limited to the Communications Act and the policies, rules and regulations of the FCC, which in any case could reasonably be expected to have a Material Adverse Effect.

          (x)   Satellites. All Satellites owned by the Borrower or any Subsidiary thereof, are directly owned by a Credit Party. Schedule 7.1(x) accurately and completely lists as of the date of this Agreement, the flight model number of each of the Satellites owned by the Borrower and its Subsidiaries, and for each such Satellite whether it is operational in-orbit or spare in-orbit.

          (y)   Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

          (z)   Senior Indebtedness Status. The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as "Senior Indebtedness" under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

          (aa) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

          (bb) Disclosure. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        SECTION 7.2    Survival of Representations and Warranties, Etc.    All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

        Until all the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

        SECTION 8.1    Financial Statements and Projections.

        (a)   Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year (or, if the date of any required public filing is earlier, no later than the Business Day immediately following the date of any required public filing thereof after giving effect to any extensions granted with respect to such date), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management's discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes (if any) thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

        (b)   Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (or, if the date of any required public filing is earlier, no later than the Business Day immediately following the date of any required public filing thereof after giving effect to any extensions granted with respect to such date), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management's discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

        (c)   Annual Business Plan and Financial Projections. As soon as practicable and in any event within fifteen (15) days after the beginning of each Fiscal Year during the term of this Agreement, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report setting forth management's operating and financial assumptions underlying such projections, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer's knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) fiscal quarter period.

        SECTION 8.2    Officer's Compliance Certificate; Schedule of Covenant Capital Expenditures; Changes to Business Plan, Financial Projections and Projected Current Capital Expenditures.

        (a)   At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer's Compliance Certificate, together with an Adjusted Consolidated EBITDA Reconciliation for the fiscal period covered by such financial statements.

        (b)   At each time financial statements are delivered pursuant to Section 8.1(a), and at such other times as the Administrative Agent shall reasonably request, a report of Subsequent Escrow Deposits and Covenant Capital Expenditures (i) actually made during the fiscal quarter period subject to such financial statements (including a comparison of such amounts to the projections for such period previously delivered to the Administrative Agent) and (ii) scheduled to be paid in cash, or reasonably expected (as determined by the Borrower in good faith on the basis of reasonable assumptions) to be paid in cash during the twelve (12) month period immediately following the fiscal quarter subject to such financial statements (including, without limitation, a statement of the methodology and assumptions used to calculate such report of projected Subsequent Escrow Deposits and Covenant Capital Expenditures and identifying the relevant Satellite Vendor Obligations, contracts and agreements related to such report).

        (c)   Prompt (but in no event later than ten (10) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of any material changes to (i) the annual Business Plan and Financial Projections delivered pursuant to Section 8.1(c) and (ii) the report of projected Subsequent Escrow Deposits and Covenant Capital Expenditures delivered pursuant to Section 8.2(b).

        SECTION 8.3    Accountants' Certificate.    At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the financial covenants, set forth in Section 10.2 or Section 10.5, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.

        SECTION 8.4    Other Reports.

        (a)   Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

        (b)   No less than annually, and at any time upon the reasonable request of the Administrative Agent, a Satellite health report prepared by the Borrower and certified by a Responsible Officer setting forth the operational status of each Satellite (other than Satellites yet to be launched) based on reasonable assumptions of the Borrower made in good faith and including such information with respect to the projected solar array life based on the total Satellite power requirements, projected battery life based on total Satellite power requirements, projected Satellite life, information concerning the availability of spare Satellites and such other information pertinent to the operation of such Satellite and the transponders thereon as the Administrative Agent may reasonably request, it being understood that to the extent that any such Satellite health report contains any forward looking statements, estimates or projections, such statements, estimates or projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and no assurance can be given that such forward looking statements, estimates, projections will be realized, provided that nothing in this clause (b) shall require the Borrower to delivery any information to any Lender to the extent delivery of such information is restricted by applicable law or regulation; and

        (c)   Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

        SECTION 8.5    Notice of Litigation and Other Matters.    Prompt (but in no event later than ten (10) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

          (a)   the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

          (b)   any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, in each case which could reasonably be expected to have a Material Adverse Effect;

          (c)   any labor controversy that has resulted in a strike or other work action against the Borrower or any Subsidiary thereof;

          (d)   any attachment, judgment, lien, levy or order exceeding $1,000,000 that has been assessed against the Borrower or any Subsidiary thereof;

          (e)   (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

          (f)    (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

          (g)   any announcement by Moody's or S&P of any change in a Debt Rating.

        SECTION 8.6    Notices Concerning Communications Licenses.    Prompt (but in no event later than ten (10) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

          (a)   (i) any citation, notice of violation or order to show cause issued by the FCC or any Governmental Authority with respect to any Material Communications License, and (ii) if applicable, a copy of any notice or application by the Borrower requesting authority to or notifying the FCC of its intent to cease telecommunications operations for any period in excess of ten days, or (iii) notice of any other action, proceeding or other dispute, which, if adversely determined, could reasonably be expected to result in the loss or revocation of any Material Communications License; and

          (b)   any lapse, loss, modification, suspension, termination or relinquishment of any Material Communications License, permit or other authorization from the FCC or other Governmental Authority held by the Borrower or any Subsidiary thereof or any failure of the FCC or other Governmental authority to renew or extend any such Material Communications License, permit or other authorization for the usual period thereof and of any complaint against the Borrower or any of its Subsidiaries or other matter filed with or communicated to the FCC or other Governmental Authority.

        SECTION 8.7    Accuracy of Information.    All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIIIor any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(bb).

ARTICLE IX

AFFIRMATIVE COVENANTS

        Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner provided for in Section 14.2, the Borrower will, and will cause each of its Subsidiaries to:

        SECTION 9.1    Preservation of Corporate Existence and Related Matters.    Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business as currently conducted, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

        SECTION 9.2    Maintenance of Property.    In addition to the requirements of any of the Security Documents, protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business as currently conducted, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner. Cause all Satellites owned by the Borrower or its Subsidiaries to be owned directly by one of the Credit Parties.

        SECTION 9.3    Insurance.

        (a)   Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses using non-geostationary satellites and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance with amounts and scope of coverage not less than those maintained by the Borrower and its Subsidiaries as of the Closing Date), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; provided that neither the Borrower nor any of its Subsidiaries shall be required to obtain any insurance against the risk of loss of any in-orbit Satellite(s) or against business interruption risks in addition to or with a broader scope of coverage than is maintained by the Borrower and its Subsidiaries as of the Closing Date.

        (b)   In addition to, and without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, maintain insurance with respect to Satellites as follows:

          (i)    All Risks Insurance.    The Borrower will procure or will cause each Satellite manufacturer to procure at its own expense and maintain in full force and effect, at all times prior to the launch of any Satellite purchased by the Borrower or any of its Subsidiaries pursuant to the terms of the applicable Satellite purchase agreement, All Risks Insurance upon such terms and conditions as are reasonably commercially available and customary in the industry with respect to such Satellite, it being understood that if the applicable Satellite manufacturer procures All Risks Insurance for Satellites in accordance with the requirements of the applicable Satellite purchase agreement, the

  Borrower's obligations under this Subsection (b)(i) with respect to such Satellites shall be satisfied. In no event shall the Borrower be required to, or be required to cause any Satellite manufacturer to, procure or maintain All Risks Insurance to insure risks that may be required to be insured by, or that covers the same risks or the same period of coverage as, Launch Insurance described in the Subsection (b)(ii).

          (ii)   Launch Insurance.    The Borrower will, or will cause the relevant Satellite manufacturer to, obtain, maintain and keep in full force and effect with respect to each Satellite that is to be launched, space risk insurance against loss of or damage to the Satellite (it being understood that if the applicable Satellite manufacturer procures such space risk insurance for the applicable Satellites in accordance with the terms of this Subsection (b)(ii), the Borrower's obligations with respect to such Satellite shall be satisfied), such space risk insurance (hereinafter in this Section 9.3 "Launch Insurance") to be procured prior to the then-scheduled launch of such Satellite, which insurance shall be in accordance with terms commercially available and reasonably acceptable to the Required Lenders The Borrower shall not be obligated to obtain, maintain or keep in force space risk insurance on any Satellite after termination of risk of the relevant Launch Insurance policy. The foregoing notwithstanding, if the board of directors determines in good faith as evidenced by a board resolution delivered to the Administrative Agent not to procure Launch Insurance for a specified Satellite and the Required Lenders approve in writing of such election, the provisions of this Section 9.3(b)(ii) shall not apply to such Satellite. The Launch Insurance for each Satellite:

            (A)  shall be in an amount not less than the aggregate of the purchase price of such Satellite, the purchase price of launch services therefor (other than for risks borne by the relevant launch services provider pursuant to any launch risk guarantee in accordance with the terms of the applicable launch services agreement or by the relevant Satellite manufacturer in the premium payable for such insurance, and subject to any then customary deductible but in no event in an amount exceeding 15% of such Satellite, unless otherwise agreed by the Administrative Agent;

            (C)  shall name the applicable Credit Party purchasing the Satellite as the named insured and the Administrative Agent as additional insured and loss payee as its interests may appear; provided, however, that claims if any shall be adjusted with the named insured and paid to the loss payee; and

            (D)  shall provide that it will not be canceled or reduced, amended or allowed to lapse without renewal, except after not less than thirty (30) days' prior notice to the Administrative Agent or not less than fifteen (15) days' prior notice to the Administrative Agent if thirty (30) days is not then commercially available at a reasonable cost.

        SECTION 9.4    Accounting Methods and Financial Records.    Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

        SECTION 9.5    Payment and Performance of Obligations.    Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to pay or perform such items described in clause (a) or (b) of this Section could not reasonably be expected to have a Material Adverse Effect.

        SECTION 9.6    Compliance With Laws and Approvals.    Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all terms and conditions of all Communications Licenses and all Federal, state and local laws, all rules, regulations and administrative orders of the FCC, state and local commissions or authorities, or any other Governmental Authority that are applicable to the Borrower and its Subsidiaries or the telecommunications operations thereof; provided that the Borrower or any Subsidiary may dispute in good faith the applicability or requirements of any such matter so long as such dispute could not reasonably be expected to have a Material Adverse Effect.

        SECTION 9.7    Environmental Laws.    In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

        SECTION 9.8    Compliance with ERISA.    In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

        SECTION 9.9    Compliance With Agreements.    Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract except as could not reasonably be expected to have a Material Adverse Effect.

        SECTION 9.10    Visits and Inspections.    Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, at the Borrower's expense (but only once per year unless an Event of Default has occurred and is continuing and otherwise at the Administrative Agent's or a Lender's expense), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.

        SECTION 9.11    Additional Subsidiaries; Real Property Collateral.

        (a)   Additional Domestic Subsidiaries.    Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within sixty (60) days), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) pledge a security interest in all Collateral owned by such Subsidiary (provided that if such Collateral consists of Capital Stock of a Foreign Subsidiary, such security interest will be limited to sixty-five percent (65%) of such Capital Stock) by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

        (b)   Additional Foreign Subsidiaries.    Notify the Administrative Agent at the time that any Person becomes a Foreign Subsidiary of the Borrower or any Subsidiary, and promptly thereafter (and in any event within sixty (60) days after notification) (i) with respect to any Foreign Subsidiary that is directly owned by a Credit Party, cause the Borrower or the applicable Subsidiary to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding Capital Stock of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) cause such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iii) cause the Borrower deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) cause such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

        (c)   Additional Communications Licenses.    Notify the Administrative Agent, within thirty (30) days after the acquisition of any Material Communications License and cause any Communications License issued by the FCC that is acquired by the Borrower or any Subsidiary thereof after the Closing Date to be held by a License Subsidiary.

        (d)   Owned Real Property as of the Closing Date.    As soon as practical, and in any event within ninety (90) days following the Closing Date (as such date may be extended by the Administrative Agent in its reasonable discretion), or at such later time as may be provided below, with respect to all owned real property (to the extent located in the United States) of the Borrower or any of the other Credit Parties as of the Closing Date:

          (i)    Mortgages.    The Administrative Agent shall have received a duly authorized, executed and delivered Mortgage in form and substance reasonably satisfactory to the Administrative Agent (or, in the case of Mortgages previously delivered in connection with the Existing Facility if required by the Administrative Agent, executed and delivered mortgage amendments reasonably satisfactory to the Administrative Agent).

          (ii)   Title Insurance.    The Administrative Agent shall have received upon its written request therfor a marked-up commitment for a policy of title insurance, insuring Lenders' first priority Liens and showing no Liens prior to Lenders' Liens other than for ad valorem taxes not yet due and payable, with title insurance companies acceptable to the Administrative Agent on the property subject to a Mortgage with the final title insurance policy, being delivered within sixty (60) days after the Closing Date, as such date may be extended by the Administrative Agent in its reasonable discretion (or in the case of title policies delivered in connection with the Existing Facility if required by the Administrative Agent, endorsements thereto reasonably satisfactory to the Administrative Agent). Further, the Borrower agrees to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the Administrative Agent.

          (iii)  Title Exceptions.    The Administrative Agent shall have received upon its written request therefor copies of all recorded documents creating exceptions to the title policy referred to in Section 9.11(d)(i).

          (iv)  Matters Relating to Flood Hazard Properties.    The Administrative Agent shall have received upon its witten request therefor a certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property subject to a Mortgage.

          (v)   Surveys.    The Administrative Agent shall have received upon its written request therefor copies of as-built surveys of a date reasonably satisfactory to the Administrative Agent of each parcel of real property subject to a Mortgage certified as of a recent date by a registered engineer or land surveyor and otherwise in form and substance satisfactory to the Administrative Agent.

          (vi)  Environmental Assessments.    The Administrative Agent shall have received upon its written request therefor a Phase I environmental assessment and such other environmental report reasonably requested by the Administrative Agent regarding each parcel of real property subject to a Mortgage by an environmental engineering firm reasonably acceptable to the Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws, either of which could reasonably be expected to have a Material Adverse Effect.

          (vii) Other Real Property Information.    The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Administrative Agent, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance satisfactory to the Administrative Agent.

        (e)   Leased Real Property as of the Closing Date.    The Borrower shall use reasonable efforts to cause within thirty (30) days following the written request therefor by the Administrative Agent (as such date may be extended by the Administrative Agent in its reasonable discretion), with respect to all leased real property (to the extent located in the United States) of the Borrower or any of the other Credit Parties as of the Closing Date, the Administrative Agent to have received a duly authorized, executed and delivered collateral assignment of lease and related landlord agreement, in each case, in form and substance satisfactory thereto.

        (f)    After Acquired Real Property Collateral.    Notify the Administrative Agent, within ten (10) Business Days after the acquisition of any owned or leased real property by any Credit Party that is not subject to the existing Security Documents, and within ninety (90) days following request by the Administrative Agent, deliver or, in the case of leased real property, use reasonable efforts to deliver, the corresponding documents, instruments and information required to be delivered pursuant to (i) Section 9.11(d) if such real property is owned or (ii) Section 9.11(e) if such real property is leased.

        SECTION 9.12    Hedging Agreement.    Not later than ninety (90) days after the end of any fiscal quarter during which more than twenty-five percent (25%) of revenues is originally denominated in a single currency other than Dollars or Canadian dollars, execute foreign currency exchange or swap Hedge Agreements for such currency on terms and conditions reasonably acceptable to the Administrative Agent.

        SECTION 9.13    [Intentionally Omitted].

        SECTION 9.14    Use of Proceeds.    The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the acquisition of Capital Assets, (b) to refinance or repay existing Indebtedness required to be refinanced or repaid pursuant to Section 6.2(f)(ii), and (c) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with this Agreement.

        SECTION 9.15    [Intentionally Omitted].

        SECTION 9.16    [Intentionally Omitted].

        SECTION 9.17    [Intentionally Omitted].

        SECTION 9.18    Further Assurances.    Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement and the other Loan Documents.

ARTICLE X

FINANCIAL COVENANTS

        Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower and its Subsidiaries on a Consolidated basis:

        SECTION 10.1    [Intentionally Omitted].

        SECTION 10.2    Maximum Covenant Capital Expenditures.    Will not permit the aggregate amount of all Covenant Capital Expenditures to exceed the corresponding amount set forth below in any Fiscal Year.

Fiscal Year	Maximum Amount
2007	$185,000,000
2008	$300,000,000
2009	$300,000,000
2010	$275,000,000
2011	$175,000,000
2012	$175,000,000

Notwithstanding the foregoing, the maximum amount of Covenant Capital Expenditures permitted by this Section 10.2 in any Fiscal Year shall be increased by the aggregate amount of Covenant Capital

Expenditures that were permitted to be made under this Section 10.2 in the preceding Fiscal Years over the amount of Covenant Capital Expenditures actually made during such preceding Fiscal Years.

        SECTION 10.3    Minimum Liquidity.    As of the Closing Date and at all times thereafter during the term hereof, maintain a minimum Liquidity of $5,000,000.

        SECTION 10.4    [Intentionally Omitted.].

        SECTION 10.5    Maximum Consolidated Senior Secured Leverage Ratio.    As of the end of the second full fiscal quarter after Borrower places 24 of its Second-Generation Satellites into service, and as of the end of any fiscal quarter thereafter for so long as the Delayed Draw Term Loan is outstanding, will not permit the Consolidated Senior Secured Leverage Ratio to exceed 5.0 to 1.0.

ARTICLE XI

NEGATIVE COVENANTS

        Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower has not and will not and will not permit any of its Subsidiaries to:

        SECTION 11.1    Limitations on Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness except:

          (a)   the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));

          (b)   Indebtedness incurred in connection with a Hedging Agreement (i) with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent or (ii) required pursuant to Section 9.12; provided, that any counterparty that is a Lender shall be deemed reasonably satisfactory to the Administrative Agent;

          (c)   Indebtedness existing on the Closing Date and not otherwise permitted under this Section and listed on Schedule 7.1(u), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

          (d)   Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

          (e)   Unsecured:

            (i)    Subordinated Indebtedness owed by any Credit Party to another Credit Party,

            (ii)   Subordinated Indebtedness owed by any Credit Party to a Foreign Subsidiary,

            (iii)  Indebtedness owed by a Foreign Subsidiary to any Credit Party; provided that the aggregate amount of such Indebtedness outstanding at any time pursuant to this clause (iii) shall not exceed the Foreign Investment Limitation (calculated without regard to clause (b) of the definition of Foreign Investment Limitation and excluding the Existing Canadian Note) as of any date of determination,

            (iv)  Indebtedness owed by a Foreign Subsidiary to another Foreign Subsidiary,

            (v)   Subordinated Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their estates, spouses or former spouses) of the Borrower or any Subsidiary to purchase or redeem Capital Stock of the Borrower permitted by Section 11.6(d); and

            (vi)  Guaranty Obligations by the Borrower on behalf of any Credit Party or Foreign Subsidiary up to $1,000,000;

          (f)    Indebtedness pursuant to the following clauses (i) through (v) (and any extension, renewal, replacement or refinancing thereof, but not to increase the aggregate principal amount); provided that at the time such Indebtedness is incurred, the Administrative Agent and the Lenders shall have received from the Borrower an Officer's Compliance Certificate in form and substance satisfactory to the Administrative Agent (including an Adjusted Consolidated EBITDA Reconciliation for the fiscal period covered by such Officer's Compliance Certificate), demonstrating that, after giving effect to the incurrence of any such Indebtedness, the Borrower will be in pro forma compliance with the financial covenants set forth in Section 10.2, Section 10.3 and Section 10.5, if applicable at such time:

            (i)    Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Leases and/or purchase money Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $25,000,000 on any date of determination;

            (ii)   Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, not to exceed in the aggregate at any time outstanding $10,000,000;

            (iii)  Guaranty Obligations with respect to Indebtedness permitted pursuant to subsection (f) of this Section;

            (iv)  Indebtedness of Foreign Subsidiaries, not to exceed in the aggregate at any time outstanding $2,000,000; provided that no Default or Event of Default shall have occurred and be continuing, or result therefrom, as of the date of incurrence of any such Indebtedness;

            (v)   additional unsecured or Subordinated Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $200,000,000; provided that in the case of each issuance of such Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Indebtedness, (ii) the Borrower shall have complied with the applicable requirements of Section 4.4(b), and (iii) such Indebtedness shall mature no earlier than the date which is six (6) months following the later of (x) the Term Loan Maturity Date and (y) the Revolving Credit Maturity Date, (iv) the terms of such Indebtedness shall comply with the terms of Section 11.11 hereof and (v) such Indebtedness shall otherwise contain terms, conditions, representations and warranties customary for such type of Indebtedness at the time such Indebtedness is incurred.

          (g)   Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance, surety and similar bonds and completion guarantees provided by the Borrower or one of its Subsidiaries in the ordinary course of business;

          (h)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument in the ordinary course of business inadvertently drawn against insufficient funds, provide however, that such Indebtedness is extinguished within five (5) Business Days; and

          (i)    Indebtedness arising from any agreement by the Borrower or any of its Subsidiaries providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performances of the acquired or disposed assets or similar obligations incurred by any Person in connection with the acquisition or disposition of assets or Capital Stock as permitted by this Agreement.

        SECTION 11.2    Limitations on Liens.    Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

          (a)   Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Loan Documents;

          (b)   Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 11.2;

          (c)   Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (d)   the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than ninety (90) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (e)   Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

          (f)    Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

          (g)   Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which (i) were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other property or assets of Borrower or any Subsidiary, so long as any Indebtedness related to any such Liens are permitted under Section 11.1(f)(ii);

          (h)   Liens securing Indebtedness permitted under Section 11.1(f)(i); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

          (i)    Liens securing Indebtedness permitted under Section 11.1(f)(iv); provided that such liens do not at any time encumber any property other than that of the applicable Foreign Subsidiary obligated with respect to such Indebtedness;

          (j)    Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $5,000,000;

          (k)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (l)    Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (m)  rights of banks to set off deposits against debts owed to such banks;

          (n)   Liens upon specific items of inventory or other goods and proceeds of the Borrower and its Subsidiaries securing their obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, storage or shipment of such inventory or other goods;

          (o)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (p)   Liens securing reimbursement obligations with respect to letters of credit as contemplated by Article III or which encumber documents and other property relating to such letters of credit and the products and proceeds thereof:

          (q)   Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrower or one of its Subsidiaries relating to such property or assets;

          (r)   Liens on assets that are the subject of a sale and leaseback transaction permitted by the provisions of this Agreement;

          (s)   Liens securing Satellite Vendor Obligations; provided that such Lien does not attach or encumber any asset or property of the Borrower or any Subsidiary thereof other than the asset or personal property which is the subject of such obligation or the Escrow Account; and

          (t)    Liens securing Indebtedness permitted by Section 11.1(b).

        SECTION 11.3    Limitations on Loans, Advances, Investments and Acquisitions.    Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

          (a)   investments:

      (i)
      existing on the Closing Date in Subsidiaries existing on the Closing Date;

      (ii)
      after the Closing Date in (A) existing Subsidiaries and/or (B) Subsidiaries formed or acquired after the Closing Date; provided that:

      (I)
      the Borrower and its Subsidiaries comply with the applicable provisions of Section 9.11; and

      (II)
      the amount of any such investments in a Foreign Subsidiary shall not exceed the Foreign Investment Limitation as of the date of such investment;

      (iii)
      the other loans, advances and investments described on Schedule 11.3 existing on the Closing Date;

      (iv)
      by any Subsidiary in the Borrower;

          (b)   investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, and (v) other investments permitted by the Borrower's investment policy as of the date hereof in the form attached hereto as Schedule 11.3(b) (including any amendment to Section V "Concentration Limits/Credit Quality" of such investment policy to the extent allowing for investments in any investment grade corporate bonds);

          (c)   investments by the Borrower or any of its Subsidiaries in the form of Permitted Acquisitions or Permitted Joint Venture Investments; provided that the amount of any such investments in a Foreign Subsidiary (or any entity that would constitute a Foreign Subsidiary if the Borrower or one of its Subsidiaries owned more than fifty percent (50%) of the outstanding Capital Stock of such entity) shall not exceed the Foreign Investment Limitation as of the date of such investment;

          (d)   Hedging Agreements permitted pursuant to Section 11.1 and investments in collateral accounts securing Hedging Agreements;

          (e)   purchases of assets in the ordinary course of business;

          (f)    investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $500,000;

          (g)   intercompany Indebtedness permitted pursuant to Section 11.1(e);

          (h)   loans to one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers' or employees' acquisition of Capital Stock of the Borrower in the ordinary course of business, consistent with the Borrower's equity incentive plan;

          (i)    other additional investments not otherwise permitted pursuant to this Section not exceeding $2,000,000 in the aggregate in any Fiscal Year;

          (j)    endorsement of checks or bank drafts for deposit or collection in the ordinary course of business;

          (k)   performance, surety and appeal bonds;

          (l)    investments made solely with the proceeds of the sale of Capital Stock by the Borrower; and

          (m)  investments consisting of non-cash consideration received by the Borrower or any of its Subsidiaries from the sale of assets or Capital Stock of a Subsidiary as permitted by this Agreement.

        SECTION 11.4    Limitations on Mergers and Liquidation.    Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

          (a)   any Wholly-Owned Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

          (b)   any Wholly Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly Owned Subsidiary; (provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor);

          (c)   any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

          (d)   any Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary Guarantor.

        SECTION 11.5    Limitations on Asset Dispositions.    Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

          (a)   the sale of inventory in the ordinary course of business;

          (b)   the sale of obsolete, damaged, worn-out or surplus assets no longer needed in the business of the Borrower or any of its Subsidiaries;

          (c)   the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to Section 11.4 (b);

          (d)   the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (e)   subject to the requirements of Section 9.12, the disposition of any Hedging Agreement;

          (f)    any lease related to the Communications Licenses; and

          (g)   additional Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $10,000,000 in any Fiscal Year.

        SECTION 11.6    Limitations on Dividends and Distributions.    Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:

          (a)   the Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;

          (b)   any Subsidiary may pay cash dividends to the Borrower or any other Subsidiary that is its parent;

          (c)   so long as no Default or Event of Default shall have occurred and be continuing, at the time thereof, the Borrower may purchase, redeem, retire, defease or otherwise acquire shares of its Capital Stock with the proceeds received contemporaneously from the issue of new shares of its Capital Stock with equal or inferior voting powers, designations, preferences and rights;

          (d)   so long as no Default or Event of Default shall have occurred and be continuing, at the time thereof, the Borrower may purchase (with cash or notes) Capital Stock of the Borrower from former directors or employees of the Borrower or its Subsidiaries, their estates, spouses or former spouses in connection with the termination of such employee's employment (or such director's directorship); provided that, (i) no such note shall require any payment if such payment or a distribution by the Borrower to make such payment is prohibited by the terms of this Agreement and (ii) the aggregate amount of all payments under this Section 11.6(d) (including payments in respect of any such purchase or any such notes) shall not exceed the sum of (A) $500,000 in any Fiscal Year or $1,000,000 in the aggregate during the term of this Agreement, plus (B) the amount of any cash equity contributions received by the Borrower for the purpose of making such payments and used for such purpose; and

          (e)   any non-Wholly Owned Subsidiary may make pro rata dividends or distributions to holders of its Capital Stock.

        SECTION 11.7    Limitations on Exchange and Issuance of Capital Stock.    Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

        SECTION 11.8    Transactions with Affiliates.    Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

          (i)    transactions permitted by Sections 11.1, 11.3, 11.4, 11.6 and 11.7;

          (ii)   transactions existing on the Closing Date and described on Schedule 11.8;

          (iii)  normal compensation and reimbursement of reasonable expenses of officers and directors including adoption of a restricted stock bonus or purchase plan;

          (iv)  other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Borrower;

          (v)   transactions approved or ratified in accordance with the Borrower's Related Person Transaction Policy, as amended;

          (vi)  the Borrower's incentive compensation plan described in Schedule 11.8(vi); and

          (vii) transactions pursuant to this Agreement and the Loan Documents.

        SECTION 11.9    Certain Accounting Changes; Organizational Documents.    (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change (i) its articles of incorporation (or corporate charter or other similar organizational documents), or (ii) its bylaws (or other similar documents), in any such case, in any manner adverse in any respect to the rights or interests of the Lenders.

        SECTION 11.10    Amendments; Payments and Prepayments of Subordinated Indebtedness.

        (a)   Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

        (b)   Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 11.1(e).

        SECTION 11.11    Restrictive Agreements.

        (a)   Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

        (b)   Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

        SECTION 11.12    Nature of Business.    Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date. Without limiting the foregoing, the Borrower will not permit or cause any License Subsidiary to engage in any line of business or engage in any other activity (including without limitation incurring liabilities) other than the ownership of one or more Communications Licenses; provided, however, that, subject to any restrictions under Applicable Law with respect to Communications Licenses, the Borrower shall cause each of the License Subsidiaries to execute and deliver the Guaranty Agreement, the Security Agreement and each other Loan Document to which such License Subsidiary is a party. In no event shall (a) any License Subsidiary own any assets other than one or more Communications Licenses (and assets reasonably related thereto to the extent necessary to comply with all Applicable Law) and (b) neither the Borrower nor any Subsidiary other than a License Subsidiary shall hold any Communications License issued by the FCC.

        SECTION 11.13    Maximum Satellite Vendor Obligations.    Create, incur, assume or suffer to exist outstanding Satellite Vendor Obligations that are reasonably expected to come due during the term of this Agreement and that will not constitute Excluded Capital Expenditures in an aggregate amount in excess of an amount equal to (a) the aggregate amount of Covenant Capital Expenditures allowed under this Agreement during the term hereof less (b) the aggregate amount of all Covenant Capital Expenditures actually made during the term of this Agreement.

        SECTION 11.14    Impairment of Security Interests.    Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Indebtedness permitted under Section 11.1, Permitted Liens and Asset Dispositions permitted under Section 11.5.

ARTICLE XII

DEFAULT AND REMEDIES

        SECTION 12.1    Events of Default.    Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

          (a)    Default in Payment of Principal of Loans and Reimbursement Obligations. Default in Payment of Principal of Loans and Reimbursement Obligations.    The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

          (b)    Other Payment Default.    The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

          (c)    Misrepresentation.    Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made

          (d)    Default in Performance of Certain Covenants.    The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Section 8.1, Section 8.2 or Section 8.5(e)(i) or Articles X or XI.

          (e)    Default in Performance of Other Covenants and Conditions.    The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

          (f)    Indebtedness Cross-Default.    The Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $5,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

          (g)    Other Cross-Defaults.    The Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Credit Party to the extent required by GAAP.

          (h)    Change in Control.    Any Change in Control shall occur.

          (i)    Voluntary Bankruptcy Proceeding.    The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

          (j)    Involuntary Bankruptcy Proceeding.    A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

          (k)    Failure of Agreements.    Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

          (l)    Termination Event.    The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $2,500,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event which, if such Termination Event is reasonably susceptible to cure, is not cured within thirty (30) days after the occurrence thereof or (iv) the Borrower or any ERISA Affiliate as an employer under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $2,500,000.

          (m)    Judgment.    A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $1,000,000 in any Fiscal Year shall be entered against the Borrower or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

          (n)    Environmental.    Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower or any of its Subsidiaries would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

          (o)   Communications Licenses.    The Borrower and its Subsidiaries taken as a whole, shall fail to hold (either through revocation, forfeiture, failure of renewal, or otherwise) all required material authorizations and licenses (including without limitation all Material Communications Licenses) or any Material Communications License shall be lost, terminated, forfeited or revoked or shall fail to be renewed for any reason whatsoever, or shall be modified in a manner which could reasonably be expected to have a Material Adverse Effect.

          (p)   Government Contracts.    Any of the Borrower, its Subsidiaries or its Affiliates, (i) is debarred or suspended by any Governmental Authority, or has been issued a notice of proposed debarment or notice of proposed suspension by any Governmental Authority; (ii) is the subject of an investigation by any Governmental Authority (other than a normal and customary review) involving or possibly involving fraud or willful misconduct which could reasonably be expected to result in criminal liability, civil liability or expense in excess of $1,000,000, suspension, debarment or any other adverse administrative action; or (iii) is a party to any Material Contract with any Governmental Authority which has been actually terminated due to the Borrower's, such Subsidiary's or such Affiliate's alleged fraud or willful misconduct.

        SECTION 12.2    Remedies.    Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

          (a)   Acceleration; Termination of Facilities.    Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

          (b)   Rights of Collection.    Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

        SECTION 12.3    Rights and Remedies Cumulative; Non-Waiver; etc.    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

        SECTION 12.4    Crediting of Payments and Proceeds.    In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them); and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

        SECTION 12.5    Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and

          (b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

        SECTION 13.1    Appointment and Authority.    Each of the Lenders hereby irrevocably appoints Thermo Funding Company LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

        SECTION 13.2    Rights as a Lender.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

        SECTION 13.3    Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

          (c)   shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        SECTION 13.4    Reliance by the Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        SECTION 13.5    Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        SECTION 13.6    Resignation of Administrative Agent.

        The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

        SECTION 13.7    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        SECTION 13.8    Collateral and Guaranty Matters.    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

        (a)   to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders;

        (b)   to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

        (c)   to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

ARTICLE XIV

MISCELLANEOUS

        SECTION 14.1    Notices.

        (a)   Method of Communication.    Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term "writing" shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

        (b)   Addresses for Notices.    Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Globalstar, Inc.
461 South Milpitas Boulevard
Building 5, Suite 1 and 2
Milpitas, CA 95035
Attention: Chief Financial Officer and Vice President—Legal and Regulatory Affairs
Telephone No.: (408) 933-4403
Telecopy No.: (408) 933-4949
With a copy to:	Taft, Stettinius & Hollister LLP 425 Walnut Street Cincinnati, OH 45202 Attention: Gerald S. Greenberg, Esq. Telephone No.: (513) 357-9670 Telecopy No.: (513) 381-0205
If to the Administrative Agent:	Thermo Funding Company LLC 1735 Nineteenth Street Denver, Colorado 80202 Attention: Telephone No.: (303) Telecopy No.: (303)
With a copy to:
If to any Lender:	To the address set forth on the Register

        (c)   Administrative Agent's Office.    The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

        SECTION 14.2    Amendments, Waivers and Consents.    Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

          (a)   waive any condition set forth in Section 6.2 without the written consent of each Lender directly affected thereby;

          (b)   extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Lender;

          (c)   postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the

  Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (d)   reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

          (e)   change Section 5.4 or Section 12.4 in a manner that would alter the pro ratasharing of payments required thereby without the written consent of each Lender directly affected thereby;

          (f)    change Section 4.4(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly affected thereby;

          (g)   change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

          (h)   release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 13.9), without the written consent of each Lender;

          (i)    release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

          (j)    waive any of the conditions, or waive any Default or Event of Default, for purposes of waiving, or having the effect of waiving, any of the conditions set forth in Section 6.4 that are conditions to funding Revolving Credit Loans without the prior written consent of any combination of Revolving Credit Lenders having more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitment;

          (k)   release from the Guaranty Agreement any of the License Subsidiaries that are Subsidiary Guarantors (other than as authorized in Section 13.9), without the written consent of each Lender;

          (l)    release any Lien on the Capital Stock of any License Subsidiary without the written consent of each Lender;

          (m)  sell, transfer or otherwise dispose of any Material Communications License without the written consent of each Lender; or

          (n)   amend, waive or otherwise modify Section 10.3 without the written consent of the Super Majority Lenders.

provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

        Notwithstanding anything to the contrary herein, (i) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.5 (including, without limitation, as applicable, (1) to permit the Additional Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents, and (2) to include the Increasing Term Lender's Commitments or outstanding Additional Term Loans in any determination of Required Lenders) and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

        SECTION 14.3    Expenses; Indemnity.

        (a)   Costs and Expenses.    The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

        (b)   Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury's Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant's fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

        (c)   Reimbursement by Lenders.    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender's ratable portion of the aggregate amount of Commitment Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are several, not joint nor joint and several.

        (d)    Waiver of Consequential Damages, Etc.    To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

        (e)    Payments.    All amounts due under this Section shall be payable promptly after demand therefor.

        SECTION 14.4    Right of Set-off.    If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

        SECTION 14.5    Governing Law.

        (a)    Governing Law.    This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

        (b)    Submission to Jurisdiction.    The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

        (c)    Waiver of Venue.    The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)    Service of Process.    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

        SECTION 14.6    Waiver of Jury Trial    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 14.7    Reversal of Payments.    To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

        SECTION 14.8    Injunctive Relief; Punitive Damages.

        (a)   The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders'

option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        (b)   The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

        SECTION 14.9    Accounting Matters.    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        SECTION 14.10    Successors and Assigns; Participations.

        (a)    Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)    Assignments by Lenders.    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that

          (i)    except in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Loan) to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, so long as no

  Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

          (ii)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

          (iii)  any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

          (iv)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

        (c)    Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Denver, Colorado, a copy of each Assignment and Assumption, each Revolving Lender Addition and Acknowledgement Agreement and each Term Loan Lender Addition and Acknowledgement Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)    Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.6 as though it were a Lender.

        (e)    Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.11(e) as though it were a Lender.

        (f)    Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 14.11    Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent's or any Lender's regulatory compliance policy if the

Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 14.12    Performance of Duties.    Each of the Credit Party's obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

        SECTION 14.13    All Powers Coupled with Interest.    All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitment remains in effect or the Credit Facility has not been terminated.

        SECTION 14.14    Survival of Indemnities.    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

        SECTION 14.15    Titles and Captions.    Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

        SECTION 14.16    Severability of Provisions.    Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 14.17    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

        SECTION 14.18    Integration.    This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        SECTION 14.19    Term of Agreement.    This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

        SECTION 14.20    Advice of Counsel, No Strict Construction.    Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        SECTION 14.21    USA Patriot Act.    The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it may be required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

        SECTION 14.22    Inconsistencies with Other Documents; Independent Effect of Covenants.

        (a)   In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

        (b)   This Agreement constitutes an amendment and restatement of the Existing Facility effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any Debt or other obligations owing to the Lenders or the Administrative Agent under the Existing Facility based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Facility shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Facility shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the commitments of the Lenders hereunder.

        (c)   The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

[Signature pages to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

GLOBALSTAR, INC., as Borrower
By:	/s/ FUAD AHMAD
	Name:	Fuad Ahmad
	Title:	VP and CFO

AGENT AND LENDERS:
THERMO FUNDING COMPANY LLC, as Administrative Agent and Lender
By:	/s/ JAMES MONROE III
	Name:	James Monroe III
	Title:	Manager

[ADDITIONAL LENDERS], as Lender
By:

Name:

Title:

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  Exhibit 10.23
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